EXHIBIT (c)(i)

Consolidated Financial Statements of the Registrant

QUEENSLAND
TREASURY
CORPORATION

2006–2007 Annual Report

Queensland Treasury Corporation

Our Role

QTC is the Queensland Government’s central financing authority and corporate treasury services provider, with responsibility to:

•	provide financial and risk management advice and services to the Queensland Government and our Queensland public sector customers

•	source and manage the debt funding to finance Queensland’s infrastructure requirements in the most cost-effective manner, and

•	invest the State’s short- to medium-term cash surpluses, maximising returns to our customers through a conservative risk management framework.

QTC does not formulate Government policy, but works within the policy frameworks developed by the Government and Queensland Treasury. QTC’s role is not to take direct equity in projects, however, we may, at the direction of the Government, invest equity in special purpose vehicles established to achieve a specific outcome for the State.

Financial advisory and risk management services

QTC works closely with its public sector customers to assist them to manage risk in their financial transactions and achieve the best financial solutions for their organisations and for Queensland. In assisting customers, QTC does not provide advice that is contrary to the interests of the State.

We encourage our customers and Queensland Treasury, our major stakeholder, to use our organisation as an extension of their resources, by:

•	providing them with access, on a cost-recovery basis, to professional skills and resources to ensure that their financial risks are identified and managed on a consistent basis

•	acting as a central store of knowledge and expertise on financial structures and transactions, and the risks and benefits that they encompass

•	providing Queensland Treasury with advice on matters of financial and commercial policy and risk relating to the State and its entities, and

•	working as a conduit between the Government and the private sector, using our economies of scale and scope to ensure that the best possible solutions are obtained.

Debt funding and management

QTC borrows funds in the domestic and international markets in a manner that minimises the State’s, and QTC’s, liquidity and refinancing risk. We then lend these funds to our customers, or use them to manage our customers’ debt or to refinance maturing debt.

With responsibility for all of the State’s debt raisings, QTC is able to capture significant economies of scale and scope in the issuance, management and administration of debt.

These economies, together with our AAA credit rating, result in a low cost of debt for Queensland’s public sector.

Short- to medium-term investments

QTC uses its financial markets expertise, developed through strong relationships with the domestic and international markets, together with its understanding of debt management and the management of financial risk, to provide customers with investment solutions that achieve a high return within a conservative risk environment.

Customers can choose from an overnight facility, a managed short-term fund, or fixed-term facilities. Alternatively, we can assist them to source appropriate solutions from the marketplace.

2006-2007 ANNUAL REPORT 1

Gold Coast City Council and the Queensland State Government: Desalination Project

QTC provided the Gold Coast City Council and the Queensland State Government with debt funding and related advice for the Gold Coast Desalination Project. We developed a series of financial models to assist with their cash forecasting, and provided funding for the project through our debt pools.

The Gold Coast Desalination Project will meet both local and regional plans to provide an emergency water source to South-East Queensland by the end of 2008.

Image supplied by Gold Coast Water.

2 QUEENSLAND TREASURY CORPORATION

Highlights

Investor

- As the foremost Australian semi-government issuer, QTC's debt on issue reached A$33 billion during the year under review. Actual borrowings for 2006–07 totalled $5.9 billion, compared to $4.9 billion raised in 2005–06.
- QTC's and Queensland's AAA credit ratings were affirmed by rating agencies Standard and Poor's and Moody's Investor Services. These rating decisions were underpinned by Queensland's continued strong fiscal performance, its steady population growth and economic growth forecasts, which exceed the national average.
- QTC issued its 2017 benchmark bond this year, with almost $3 billion currently on issue across both the domestic and global tranches, which is further evidence of our commitment to maintaining significant outstandings in our benchmark bond lines.

Customer

- QTC achieved total savings for customers, from portfolio management and borrowings margins, of $69.0 million, increasing our cumulative savings for customers since our inception in 1991 to approximately $1.54 billion.
- We completed the financial sustainability reviews of 105 local governments, one of our most significant projects ever undertaken, which further strengthened our role of providing financial and risk management advice and services to our customers.
- LG Infrastructure Services, a joint venture initiative with the Local Government Association of Queensland, exceeded expectations by delivering advisory services for projects with a capital value in excess of $3 billion, as well as a number of major regional infrastructure projects—including the $90 million South-East Queensland Pressure and Leakage Management project and the $32 million Home WaterWise project.

Corporate

- QTC achieved an operating surplus of $59.6 million, before payment to the State of tax equivalents.
- 28 QTC employees were seconded to work in our stakeholders' and customers' businesses, on projects or to fill key positions. These secondments continue to strengthen QTC's relationships and understanding of our customers and the unique challenges they face.
- We introduced a number of initiatives, focused on attracting and retaining the right people, which benefited our recruitment drive and improved our employee retention rate.

2006–2007 ANNUAL REPORT 3

HAMBURG SÜD

Port of Brisbane Corporation: Future Port Expansion Project

QTC worked closely with the Port of Brisbane Corporation to establish hedging strategies for the dredging diesel costs involved in extracting sand from the Spitfire Channel for the Future Port Expansion project.

Following the construction of a 4.6 km seawall, the extracted sand will be used to progressively reclaim a 230 ha area, which will provide land for port-related activities.

Image supplied by Port of Brisbane Corporation.

4 QUEENSLAND TREASURY CORPORATION

Chairman’s and Chief Executive’s report

In a challenging year that placed considerable demands on our resources, QTC’s teams delivered unprecedented value to customers. We maintained our position as the foremost semi-government issuer of Australian dollar denominated bonds both in Australia and overseas, and issued $ 5.2 billion of benchmark bonds, sourcing$4.5 billion domestically and $0.7 billion offshore.

We achieved total savings for customers, from portfolio management and borrowings margins, of $69.0 million, increasing our cumulative savings for customers since our inception in 1991 to approximately $1.54 billion. QTC also achieved an operating surplus after tax of around $45.8 million.

Sustainability and the need to position Queensland for strong expected population and economic growth were the defining themes of 2006-07. QTC played a pivotal role in a number of key State Government initiatives, and we are proud of the flexible, positive and supportive way in which our employees responded to the challenges presented by their greatly expanded workloads.

The focus on sustainability extended to Queensland’s local governments during the year with the financial sustainability reviews of 105 local governments completed by May 2007. As one of QTC’s most significant customer projects, the reviews required substantial resources from not only QTC, but also local governments across the State.

At the same time, LG Infrastructure Services Pty Ltd, a joint initiative between QTC and the Local Government Association of Queensland, advised on infrastructure projects worth more than $3 billion, helping to ensure the innovative and cost-effective delivery of essential infrastructure projects across the State.

To support the State’s accelerated development, almost a fifth of QTC’s employees lent their expertise to a range of key Government initiatives with 28 secondments during the year. Members of QTC’s teams worked on projects to secure the State’s long-term water supply, upgrade our transport routes to facilitate economic growth, and improve our health and education services. In addition to the nine-month secondment of our Chief Executive to Energex’s retail arm, Sun Retail, we also seconded senior employees to Queensland Treasury and Ergon Energy in preparation for the successful sale of the State’s retail energy assets.

Global economy: perception of risk rises despite solid growth

Worldwide economic growth was solid, increasing by 5.4% in 2006, after expanding by 4.9% in 2005. A period of broad-based prosperity has continued, with real global gross domestic product (GDP) growth maintaining levels that are among the highest recorded in the post-war period. Inflation levels remained moderate, notwithstanding the rapid growth in global GDP, and despite significant upward movements in global commodity prices amid tight capacity utilisation rates around the globe.

While the real interest rates and risk premiums in general have remained remarkably low around the world, the perception of risk has risen.

These risks, including those of higher inflation, interest and credit margins, and the potential for slower economic growth, can be attributed to a number of factors, including the lack of issuance of Australian Commonwealth Government bonds, and market perceptions around states’ increasing debt levels to fund various infrastructure developments. In particular, credit margins have risen in the past year to levels not seen since 2004, and the QTC bond spread to the Commonwealth rose to its highest level since 2001.

In Australia, the Reserve Bank of Australia increased its official cash rate target to 6.25%, citing inflationary concerns due to high domestic capacity use, falling unemployment and continued strength in domestic consumption and national income growth, the latter brought about by a 40% increase in Australia’s terms of trade over the past four years. The Australian dollar appreciated by around 8% in trade-weighted terms in 2006-07, reflecting robust economic activity and higher prices for our largest export commodities in particular.

Against this favourable global economic backdrop, the Australian economy is estimated to have grown by only about 2 1/2% in 2006-07. This is below its 10-year average annual growth rate (3 1/2%), below the 10-year average growth rate of our major trading partners (3 3/4%), and below the turnover 10-year average growth rate of the OECD economies (2 3 /4%). Underpinning domestic economic activity in 2006-07 were high business investment levels despite some slowing in company profit growth, firm household

2006-2007 ANNUAL REPORT 5

Chairman’s and Chief Executive’s report (continued)

consumption growth owing to solid income and employment growth, and a modest pick-up in dwelling investment. Offsetting these positive influences were a significant curtailment in farm production owing to the severe drought which swept over much of Australia, and the continued detraction of net exports as import growth once again outstripped export growth in the period in review.

Queensland’s economy: continuing to out-perform the nation

The Queensland economy is estimated to have strengthened by an above-trend rate of 5 1/2% in 2006-07, driven by continued strength in private and public investment spending. Housing investment is expected to remain near its historic high in the period ahead, while the State’s strong capital spending program should continue to increase Queensland’s productive capacity. Export growth is estimated to have improved to a six-year high in 2006-07, although relatively higher import growth owing to strong domestic demand means that net exports, will likely detract from overall economic growth for the sixth year in a row.

Strong employment growth in 2006-07 lowered the State’s unemployment rate to a 33-year low of 4%. The unemployment rate is expected to remain steady over 2007-08, while the State’s workforce participation rate, which rose to a record high in 2006-07, is expected to rise further in 2007-08.

In 2007-08, Queensland Treasury estimates that the Queensland economy will expand by 5%, which is above its long-term average of 4 1/2% and twice the 2 1/2% growth rate forecast for the national economy. This is expected to be underpinned largely by continued strength in exports growth, owing to improved transport capacity within the State and above-trend global economic conditions. If achieved, this would be the twelfth successive year that the growth rate of the Queensland economy has exceeded that of the nation.

Preparing for Queensland’s prosperous future

In June 2007, QTC announced its borrowing program for 2007-08, increased primarily to fund Queensland’s extensive commitment to develop essential infrastructure that will assist in securing the State’s future growth and prosperity. QTC’s actual borrowings for 2006-07 totalled $5.9 billion, compared to $4.9 billion in 2005-06, preserving significant outstandings in each of our liquid benchmark bond lines. In addition, our forward funding task has grown rapidly with an additional $3.2 billion issued for Queensland public sector entities requiring certainty in their borrowing costs to fund planned capital works projects.

Our commitment to openness and transparency in our dealings with investors continued to generate strong support for our bonds. Going forward, we aim to enhance our already strong relationships with our Fixed Interest Distribution Group by identifying opportunities for us to work with them to develop effective financial solutions that meet our customers’ needs.

Funding essential infrastructure

The scale of Queensland’s planned investment in new essential infrastructure underlines the critical importance of QTC’s role in sourcing cost-effective debt funding and managing risk for the State. Superannuation funds and private sector investors are a potential source of funding for projects such as ports, rail services, electricity or water, for which users pay, and which generate a commercial return. But where the cost of providing the service is largely met by government, the return on the asset—if there is one— is generally well below the level sought by these investors.

For a superannuation fund to invest in such assets, government would need to underwrite the rate of return to a commercial level and the cost of underwriting the return would have to be met by the government. Without compensating action (such as increased prices) the resulting cost to the government could threaten its very ability to provide the service at all—a situation that was experienced by some governments in the 1980s.

This issue is further complicated by the question of risk. Where infrastructure is commercial, the risk is carried by the owner (whether that owner be government or a superannuation fund or other investor) and the owner bears the benefit or cost of that risk in the returns achieved. For government to underwrite the return or a proportion of a return (so that a superannuation fund will invest) the link between return and risk may be broken. Effectively, this may mean that government is using its budget to underwrite a rate of return to the super fund rather than using its budget to provide community services.

6 QUEENSLAND TREASURY CORPORATION

Government does not have an unlimited capacity to provide non-commercial infrastructure and services. Nor does it have an unlimited capacity to use its budget to underwrite commercial rates of return for superannuation funds. Where the situation is appropriate, it is more cost-effective and socially equitable for QTC to secure low-cost funding on the State’s behalf.

Looking ahead in a changing environment

In an environment heavily influenced by increased supply from semi-government issuers, an ongoing challenge for QTC will be to balance the supply of its benchmark bonds to the market, while it seeks diversified funding sources to provide cost-effective funding to meet the State’s significant borrowing requirements to deliver its increasing infrastructure program.

Since our reporting date, developments in the United States sub-prime market have resulted in disruptions to financial markets both in terms of funding and liquidity and, in some cases, losses on investments. In QTC’s case, our strategy of maintaining prudent levels of liquidity has meant that we have the capacity to continue to fund government loan requirements. In relation to investments, it is not expected that QTC will be exposed to any loss as a consequence of current events given our strict credit guidelines (QTC policy does not allow investments in collateralised debt obligations irrespective of rating).

As the State’s ambitious infrastructure program continues, we will build on the achievements of the past year to further increase QTC’s relevance to customers, working with them to meet their changing business needs and goals. QTC’s strengths—our ability to understand, develop and deliver tailored customers solutions—will remain central to our success.

Looking ahead, we have many opportunities to deliver value to our customers. Achieving our strategic objectives is made easier by the dedication of our employees in delivering professional financial services and solutions that exceed our customers’ expectations. Our proactiveness, as well as our expertise and willingness, will continue to move QTC forward in the coming year.

Recognising a job well done

In this context, we recognise the leadership, strategic advice and astute counsel provided by our Board members and thank them for their contribution to QTC’s strong performance. On behalf of the Board and the management team, we thank Gerard Bradley, who retired from the Board at 30 June 2007, for his dedication to and support of QTC and its objectives. At the same time, we welcome Tim Spencer as Deputy Chairman, who is taking up the challenge from 1 July 2007.

The Board is pleased with the progress QTC has made toward meeting its strategic and operational objectives, including the financial and non-financial results achieved during 2006-07.

To QTC’s employees, who have demonstrated the flexibility and willingness to take on a higher workload and demanding responsibilities throughout the year, we recognise your efforts and thank you for your contribution and hard work. It is your continued efforts and professional approach that has seen QTC through another successful year.

We would like to acknowledge the service of two of our executives, Neil Castles and Richard Jackson, who assumed expanded executive and managerial responsibilities during the period of the Chief Executive’s secondment to Sun Retail, and successfully maintained the financial integrity, operating standards and the delivery of financial services and solutions to meet our customers’ needs and expectations.

We look forward to working with the whole QTC team to meet the challenges of the year ahead.

Sir Leo Hielscher AC
Chairman

Stephen Rochester
Chief Executive

2006-2007 ANNUAL REPORT 7

Five-year business summary

	FINANCIAL YEAR 2002-03	FINANCIAL YEAR 2003-04	FINANCIAL YEAR 2004-05	FINANCIAL YEAR 2005-06	FINANCIAL YEAR 2006-07
FINANCIAL
OPERATING STATEMENT (A$000)
INTEREST FROM ONLENDINGS	1 826 847	371 737	1 442 995	572 306	768 624
MANAGEMENT FEES	24 318	22 144	22 993	22 698	24 820
INTEREST ON BORROWINGS	2 157 121	468 243	1 849 012	857 281	1 144 884
INTEREST AS DEPOSITS	166 529	239 933	262 307	302 987	316 880
OPERATING SURPLUS BEFORE PAYMENT IN LIEU OF INCOME TAX	60 098	35 830	57 735	62 310	59 589
PAYMENT IN LIEU OF INCOME TAX	13 176	12 553	11647	12 741	13 740
OPERATING SURPLUS AFTER PAYMENT IN LIEU OF INCOME TAX	46 922	23 277	46088	49569	45 849
BALANCE SHEET (A$000)
TOTAL ASSETS	26 866 311	26 809 429	30 345 228	33 492 178	40 612 318

TOTAL LIABILITIES	26 657 745	26 577 586	30 067 297	33 164 678	40 238 969

NET ASSETS	208 566	2 318 43	277 931	327 500	373 349
CUSTOMER
SAVINGS FOR CUSTOMERS (A$M)
SAVINGS DUE TO PORTFOLIO MANAGEMENT	13.6	54.6	(9.1)	46.5	(13.1)
SAVINGS DUE TO BORROWING MARGIN	56.1	63.1	55.8	74.4	82.1
TOTAL SAVINGS FOR CUSTOMERS	69.7	117.7	46.7	120.9	69.0
CUMULATIVE SAVINGS FOR CUSTOMERS	1 181.1	1 298.8	1 345.5	1 466.4	1 535.4
LOANS TO CUSTOMERS
LOANS (A$000)	19 670 526	17 714 737	18 905 621	19 831 582	24 268 854
NUMBER OF ONLENDING CUSTOMERS	363	308	292	321	313
OUTPERFORMANCE OF BENCHMARK (% PER ANNUM SEMI-ANNUAL)
FLOATING RATE DEBT POOL	0.14	0.18	0.16	0.19	0.21
3 YEAR DEBT POOL	(0.02)	0.22	(0.02)	0.27	0.00
6 YEAR DEBT POOL	0.00	0.28	(0.07)	0.23	(0.06)
9 YEAR DEBT POOL	0.06	0.28	(0.14)	0.20	(0.18)
12 YEAR DEBT POOL	0.07	0.34	(0.13)	0.24	(0.22)
15 YEAR DEBT POOL	0.05	0.36	(0.15)	0.23	(0.12)

8 QUEENSLAND TREASURY CORPORATION

	FINANCIAL YEAR 2002-03	FINANCIAL YEAR 2003-04	FINANCIAL YEAR 2004-05	FINANCIAL YEAR 2005-06	FINANCIAL YEAR 2006-07
MANAGED FUNDS
DEPOSITS (A$000)	4 148 083	4 476 280	5 220 644	5 329 329	7 352 204
NUMBER OF DEPOSITORS	223	258	270	253	254
OUTPERFORMANCE OF BENCHMARK (% PER ANNUM SEMI-ANNUAL)
CASH FUND	0.18	0.18	0.17	0.16	0.17
FINANCIAL MARKETS
DEBT OUTSTANDING (A$000)	22 219 443	21 702 155	24 582 052	27 519 577	32 420 748
QTC BOND RATES (% AT 30 JUNE)
MAY 2003	—	—	—	—	—
JUNE 2005	4.51	5.45	—	—	—
SEPTEMBER 2007	4.78	5.70	5.31	6.00	6.37
JULY 2009	4.98	5.87	5.31	5.99	6.68
MAY 2010	—	—	5.34	6.00	6.72
JUNE 2011	5.13	5.98	5.35	6.01	6.74
AUGUST 2013	5.24	6.07	5.36	6.00	6.69
OCTOBER 2015	5.30	6.12	5.37	6.02	6.66
SEPTEMBER 2017	—	—	—	—	6.64
JUNE 2021	5.38	6.18	5.40	6.02	6.58
QTC CAPITAL-INDEXED BOND RATES (% AT 30JUNE)
AUGUST 2030	—	—	—	2.51	2.79
BASIS POINT MARGIN OVER COMMONWEALTH BONDS	16.7	19.3	22.5	21.8	33.1
BASIS POINT MARGIN UNDER NSW TCORP BONDS	2.1	3.1	2.5	3.9	1.8
QTC GLOBAL AND DOMESTIC BONDS ON ISSUE AT FACE VALUE (A$000)	18 406 259	20 496 653	22 186 715	26 903 063	32 126 897
CORPORATE
NUMBER OF EMPLOYEES	129	130	122	132	148
ADMINISTRATION EXPENSES (A$000)	24 555	28 403	30 021	30 249	32 958

2006-2007 ANNUAL REPORT 9

Queensland Rail: Track duplications and upgrades

In addition to providing its substantial on-going debt funding—Queensland Rail is QTC's largest borrowing customer—QTC assisted Queensland Rail with financial modelling services and financial risk management advice for the track duplications and upgrades that form part of South-East Queensland's Infrastructure Plan.

Image supplied by Queensland Rail.

10 QUEENSLAND TREASURY CORPORATION

Customer report

In 2006-07 QTC added $ 122.3 million in quantifiable benefits to customers, including $60.2 million from issuing and managing debt, $20.6 million from managing customer liquidity and refinancing risk, and $8.8 million from managing surplus cash balances. Our financial advisory services and strategic interest rate risk management advice also generated savings of around $32.7 million for customers.

While Queensland’s current and forecast population growth underpins the State’s ongoing economic growth, the efficient and timely provision of adequate transport, water, power, health, educational and other social infrastructure to meet increased demand presents a major challenge for the State.

As Queensland’s financial risk management advisor, QTC strives to ensure the most efficient and effective delivery of customer and stakeholder initiatives across the State.

Two major initiatives during 2006-07—the financial sustainability reviews for local government, and LG Infrastructure Services’ work with local government— directly achieved this aim.

In May 2007, QTC completed the financial sustainability review project, as part of the State’s Size, Shape and Sustainability initiative. The reviews assessed the long-term financial sustainability of 105 local governments across the State, with substantial input from both QTC and local government.

LG Infrastructure Services, a joint venture with the Local Government Association of Queensland, continues to grow, delivering projects with a capital value in excess of $ 100 million, and providing advice on strategic approaches to procurement of projects with a capital value of more than $3 billion.

These initiatives are highlighted further on pages 14 and 16.

Funding the State

Proactivity in our financial market activities has enabled us to generate significant savings and create value for our customers through interest cost savings and tailored financial risk management solutions. QTC’s market awareness and financial risk management advice also added value, establishing and actively monitoring forward starting loans for customers seeking certainty with regard to their future interest costs.

By expanding the breadth and depth of relationships with our financial market partners, we have developed a greater understanding of a wider range of markets relevant to QTC’s customers. One example is the commodities markets where we have been able to advise our customers on the management of a broader suite of financial risks.

QTC’s long-established funding facilities have ensured that funding is available for the State’s key projects, and that the interest rate risk is appropriate and there are no significant financial risks.

Water for the future

In the year under review, QTC assisted the State and customers with the financial and risk assessment of key water infrastructure projects planned for Queensland. These included the Gold Coast Desalination Project (see case study on page 2), Southern Regional Water Pipeline and Western Corridor Recycled Water projects, and the Wyaralong and Traveston Crossing dams.

The management and delivery of these key projects came into sharp focus in 2006-07 when the State Government announced that it would take over responsibility for the South-East Queensland Water Grid, as part of an overarching strategy to ensure a sustainable long-term water supply for the region.

QTC also provided strategic advice to the Queensland Water Commission and Queensland Treasury, in relation to the purchase of bulk water and treatment assets of the South-East Queensland local governments, and the implications for funding and delivery of infrastructure assets, management of risk and water pricing.

2006-2007 ANNUAL REPORT 11

Brisbane City Council: North-South Bypass Tunnel

QTC assisted Brisbane City Council to manage its interest rate risk prior to signing the final partnership agreement with RiverCity Motorway, and will provide debt funding for Council's contribution towards the North-South Bypass Tunnel.

The tunnel will be 6.8 km long, include two twin-lane tunnels, and is a critical component of Lord Mayor Campbell Newman's TransApex vision for Brisbane's urban road network.

Image supplied by Brisbane City Council.

12 QUEENSLAND TREASURY CORPORATION

Customer report (continued)

Power for a growing population

On behalf of Queensland Treasury, QTC fulfilled a number of key roles in the sale of retail energy assets by the State in 2006-07, in the lead-up to the deregulation of the Queensland electricity and gas markets from 1 July 2007.

These sales represented a major investment in Queensland’s future energy needs and contributed more than $3 billion to the Queensland Future Growth Fund for investment in new water infrastructure, transport, clean coal technology and renewable energy initiatives in preparation for continued population and economic growth in the State.

QTC’s Chief Executive was seconded to Energex’s retail arm, Sun Retail Pty Ltd, from May 2006 to February 2007 to prepare that organisation for sale. An additional four QTC employees assisted Treasury with the sale process.

Greater involvement in customer projects

QTC continued to add substantial value for customers through its secondment program, with 28 employees filling key strategic and operational roles with customers during the year. In addition to the secondment work on the electricity and gas assets sales, our employees were seconded to the Department of Main Roads, Ergon Energy, CS Energy, Public Trustee of Queensland, Queensland Water Commission, Local Government Reform Commission, the Golden Casket Lottery Corporation Project, and the Strategic Asset Management and Office of Government Owned Corporations branches of Queensland Treasury. A further ten employees were seconded to LG Infrastructure Services to assist with its growing workload.

Other notable projects to benefit from the expertise of our employees during the year were Queensland Motorways Limited’s Gateway Upgrade Project, Southbank Education Training Precinct, and the North Lakes and Surrounds Health Partnership Precinct.

More and varied customer assignments

We continued to identify opportunities and promote innovative solutions with an objective to minimise costs and ensure an appropriate level of risk transfer in the Government’s delivery of its critical infrastructure program. We assisted on the following key projects:

•	Hale Street Link

•	Airport Link

•	Stanwell gas-fired power station

•	Proposed extension of the Brisbane Convention Centre

•	Gold Coast Desalination Project, and

•	North-South Bypass Tunnel.

We also provided advice to the Treasurer regarding infrastructure charges and housing affordability.

In addition, QTC provided key resources and advice to Government on significant whole-of-State issues, including:

•	the reform of local government boundaries

•	the reform of structural arrangements for South-East Queensland water assets

•	the impact on water prices of drought relief projects

•	the Tarong Power Station’s drought-related financial support package and the evaluation of the fuel supply options, and

•	the appointment of Ergon Energy as the energy manager for the State’s franchise load.

We continued to develop our relationships with key government owned corporation decision makers due to the growing appreciation of the role of credit and credit monitoring and the greater proactivity of our teams with respect to prefunding and debt management.

2006-2007 ANNUAL REPORT 13

Financial Sustainability Reviews

In 2006-07, QTC completed financial sustainability reviews of 105 local governments participating in the Local Government Association of Queensland’s Size, Shape and Sustainability initiative. This project was one of the most significant projects ever undertaken by QTC, further strengthening our role of providing financial and risk management advice and services to our customers.

Each financial sustainability review assessed a local government’s capacity to meet its financial commitments in the short-, medium- and long-term, and provided insight into the financial health of each local government now and over a 10-year horizon. The results and QTC’s recommendations were made available for individual local governments to use to identify business opportunities and risks, and develop appropriate business strategies.

Managing this significant project

While QTC has extensive experience in undertaking credit reviews for government owned corporations, the scale of this task presented many new challenges. Completing 105 reviews in less than 12 months required considerable organisation-wide support, as well as thorough planning, processes and systems.

The successful delivery of this important project demonstrates QTC’s culture of teamwork and responsiveness. To complete the reviews, the Local Government and Regional Queensland Team was expanded from six to 35 people at the height of activity, all while maintaining their commitment to completing their usual advisory services. The reviews required substantial resources from not only QTC, but also local governments across the State.

Crucial to the success of this project was both QTC’s and the local governments’ commitment to sharing information. Members of the QTC team met with every participating local government and, in almost all instances, travelled to the local government’s region, to ensure understanding of the issues involved.

Financial modelling

As part of these reviews, QTC developed a 10 year financial forecasting model that enabled a detailed assessment of a local government’s future revenue and expenditure requirements and financial position. This high-level forecasting tool, developed by QTC’s Financial Modelling Team, used profit and loss, balance sheet, and cash flow data. The model has proved to be sound, robust and easy-to-use, and its value has now moved beyond the reviews, as many local governments have committed to its use in the future, with some even customising it for their specific business requirements.

Local government reform

In April 2007, at the request of the Minister for Local Government, Planning and Sport, QTC provided an interim report on the overall ratings from these reviews (at that time 94 local governments had been reviewed).

The Government subsequently announced the establishment of the Local Government Reform Commission to consider the State’s current local government boundaries, and develop new local government arrangements for Queensland. Highlighting the significance of our skills and expertise, the Commission requested QTC’s assistance and seconded two senior QTC employees.

The Local Government Reform Commission reported back to the State Government on proposed boundary changes and amalgamations in July 2007.

Value added for our customers and the State

While the financial sustainability review project greatly enhanced QTC’s knowledge and understanding of the issues facing our local government customers, it also gave local governments tools to better manage risk, understand their financial health and measure their performance against detailed indicators.

This project exemplifies our mandate and dual role—to provide tailored advice for our customers, and assist the State to achieve its best financial outcomes.

14 QUEENSLAND TREASURY CORPORATION

COUNCIL CHAMBERS

Gaydah Shire Council: Financial Sustainability Review

QTC worked closely with Gayndah Shire Council to review its financial sustainability—one of 105 reviews completed for Queensland's local governments during the year. These reviews provided information and tools to assist local governments to manage their risks, understand their financial health, and measure their performance against detailed indicators.

Image of Gayndah Shire Hall supplied by Gayndah Shire Council.

2006–2007 ANNUAL REPORT 15

LG Infrastructure Services

Launched on 31 August 2005, LG Infrastructure Services is an entity jointly owned by Queensland Treasury Corporation and the Local Government Association of Queensland.

Exceeding expectations

In its second year of operation, LG Infrastructure Services exceeded its business expectations and strengthened its position as the partner of choice for infrastructure procurement and delivery of local government infrastructure across the State. With 2006-07 dominated by Queensland’s emerging needs from population growth and drought, LG Infrastructure Services has played an integral role in the preparation and management of infrastructure throughout Queensland.

Highlights

LG Infrastructure Services measures success by the value created for Queensland’s local governments and the State, while maintaining profitability. In 2006-07, this value was derived through advisory work for more than 50 local governments on projects worth in excess of $3 billion. In addition, LG Infrastructure Services is delivering a number of major regional infrastructure projects in response to the drought—namely, the $90 million South-East Queensland Pressure and Leakage Management project and the $32 million Home WaterWise project.

The South-East Queensland Pressure and Leakage Management project, undertaken on behalf of 18 local governments and the State, forms an integral part of Queensland’s drought management strategy. This project has helped maintain South-East Queensland’s water supply by delivering immediate water savings.

In 2006-07, the Home WaterWise project successfully outperformed its regulatory target, retrofitting and installing water efficiency devices in more than 75,000 homes in South-East Queensland. This project is operating well ahead of the target contained in the Water Amendment Regulation (2006) and has been expanded to enable more than 200,000 homes to be retrofitted by June 2008.

Importantly, these projects have demonstrated the considerable value that LG Infrastructure Services can achieve through its highly effective regional collaboration approach. By coordinating the collaboration of local governments to procure infrastructure together, LG Infrastructure Services captures substantial economies of scale and scope that were previously unable to be achieved. Through regional collaboration, LG Infrastructure Services is now working on the implementation stage of the Statewide sewage treatment plant upgrade program—with 152 plants identified for upgrade over the next five years, at an estimated capital value of $1.1 billion.

In 2006-07, waste management and roads have also emerged as major areas of opportunity to generate savings and value. LG Infrastructure Services is currently working with two groups of local governments to develop efficient regional waste management solutions.

Growth strategy

After achieving its three-year business plan within the first fifteen weeks of operation, the business has again undergone substantial growth in the 2006-07 financial year.

In response to the rapid growth in demand for its services, the LG Infrastructure Services operating model has evolved, and now includes five core business streams: water, roads, waste management, commercial advisory, and remote community support. Each business stream has a highly specific plan and business owner. This approach allows LG Infrastructure Services to pursue growth and meet local government needs, while ensuring common approaches to solution delivery and quality, and better risk management.

In 2006-07, the LG Infrastructure Services team expanded to meet increasing customer demands. The strategy to meet these demands has been to keep the core team as small as possible (now 10 permanent staff), but expand to meet project needs through the creation of a series of project-based teams that are staffed predominantly by contractors. The business also uses a wide range of contractors and collaboration partners to deliver programs and services (eg, the Home WaterWise project has a service agreement in place with a logistics contractor that has engaged more than 100 plumbers).

Looking ahead

LG Infrastructure Services will continue to work with local governments to develop innovative, cost-effective solutions to meet their future infrastructure requirements.

Queensland’s growing population will continue to put pressure on local government resources for at least the next decade and, in addition to water requirements, effective and sustainable waste and transport solutions, will be critical to the State’s ability to accommodate growth and prosperity without compromising environment, health and quality of life.

The challenge of delivering essential infrastructure in a timely manner will be further compounded by the reforms announced for water management and local government boundaries. In the coming year, LG Infrastructure Services will work closely with the State’s local governments to help them achieve their goals and provide infrastructure solutions for their regions.

16 QUEENSLAND TREASURY CORPORATION

LG Infrastructure Services: State-wide sewage treatment plant upgrade program

LG Infrastructure Services has developed an extensive program to help all Queensland local governments meet their sewage treatment plant upgrade needs. Through regional collaboration, this program has the potential to deliver significant capital cost savings, easy access to funding, efficient and effective technology, and the opportunity to participate in a centralised maintenance program.

Image of Maroochy Shire Council's sewage treatment plant. Photography by Bruce Peebles.

2006–2007 ANNUAL REPORT 17

Central Queensland Ports Authority: Gladstone Port expansion

QTC continued to provide funding with ongoing drawdowns for the large-scale expansion of RG Tanna Coal Terminal. To meet increasing demands for coal exports, this port upgrade project has grown in both scope and scale, positioning Gladstone as one of the world's largest coal terminals.

Image supplied by Central Queensland Ports Authority.

18 QUEENSLAND TREASURY CORPORATION

Investor report

QTC’s primary responsibility is to provide long-term access to competitively priced funds. In 2006-07 we continued to strengthen our relationships with our Distribution Group members and investors to ensure that Queensland has on-going access to the funds required to secure its growth and prosperity.

Acknowledging the importance of these relationships, our key funding principles demonstrate our commitment to our investors and partners in financial markets.

Key funding principles

TRANSPARENCY

QTC recognises the importance of providing the market with the information it needs to price our bonds as efficiently as possible. Throughout the year, we continued to regularly meet with our current and prospective investors, and financial markets’ participants around the world.

We strive to be open and transparent in our communication with our investors and Distribution Group members about our funding requirements and proposed funding sources, and seek market feedback wherever possible.

LONGEVITY

For almost two decades, QTC’s benchmark bonds have remained our principal source of funds, with domestic and global tranches on issue in each benchmark line.

We remain committed to ensuring that a minimum of A$2 billion is on issue in each benchmark line, with a current average of A$4 billion on issue in most lines.

To complement our regular benchmark bond issuance, we also consider alternate funding sources based on investor demand and diversification opportunities.

QTC’s access to competitively priced funds across a diverse range of facilities is one of the key factors underpinning our AAA/Aaa credit rating.

CONSERVATIVE

Maintaining the highest possible credit quality is a key funding principle underpinning all of QTC’s financial markets activities.

QTC’s AAA/Aaa credit rating is underpinned by the following criteria:

•	the explicit guarantee on all QTC bonds provided by the State of Queensland

•	our significant holding of liquid, financial assets, and

•	our conservative risk management practices.

Our guarantor, the State of Queensland, also continues to be rated AAA/Aaa by both Standard & Poor’s and Moody’s, based on its strong economic and fiscal position.

QTC’s key funding principles provide the basis from which we provide low cost funding and access to liquidity for the State of Queensland and its public sector entities. With more than A$33 billion currently on issue, our funding task is expected to grow in line with Queensland’s expansive capital works program.

Investor highlights

•	QTC’s debt on issue reached more than A$33 billion during 2006-07 and we maintained our position as the foremost issuer of Australian semi-government bonds.

•

QTC increased its debt issuance program to facilitate the growing borrowing requirement for Queensland’s infrastructure projects. Actual borrowings for 2006-07 totalled $5.9 billion, compared to $4.9 billion in 2005-06, preserving significant outstandings in each of our liquid benchmark bond lines.

•

With Queensland’s public sector entities seeking interest expense certainty in their funding costs for their planned major capital works projects, QTC undertook an additional $3.2 billion in forward funding.

‘Queensland’s balance sheet is the strongest of all the Australian States...’

Standard & Poor’s, 4 August 2006

2006-2007 ANNUAL REPORT 19

Powerlink Queensland: Regulatory determination

QTC provided advice on the cost of debt to Powerlink Queensland ahead of their submission to the Australian Energy Regulator for the 2007–2012 regulatory period. QTC has also provided Powerlink with forward-starting loans, locking-in the cost of debt towards their future capital expenditure requirements.

Image supplied by Powerlink. Photography by Michael Cranfield.

20 QUEENSLAND TREASURY CORPORATION

Investor report (continued)

•

During 2006-07, both Standard and Poor’s, and Moody’s Investor Services rating agencies affirmed Queensland’s and QTC’s AAA/Aaa credit rating, based on the State’s continued strong fiscal performance, steady population growth and economic growth forecasts (which are higher than the national average).

•

Together with the State’s Treasurer and Under Treasurer, our Chairman, Chief Executive and General Manager of Financial Markets travelled to Hong Kong, Tokyo, New York, London and European cities to meet with representatives from our Global A$ Fixed Interest Distribution Group and various international financial institutions that are either current or prospective investors in our bonds and/or other securities.

•

QTC issued its 2017 benchmark bond this year, with almost $3 billion currently on issue across both the domestic and global tranches, which is further evidence of our commitment to maintaining significant outstandings in our benchmark bond lines.

•

We also managed more than $7 billion, on average, of short-term cash surpluses for QTC customers throughout the year. These funds were predominantly held in our Capital Guaranteed Cash Fund or in Fixed Rate Deposits.

Credit ratings

	LONG-TERM	SHORT-TERM
LOCAL CURRENCY (A$)
MOODY’S INVESTOR SERVICES	AAA	P1
STANDARD& POOR’S	AAA	A-1+
FOREIGN CURRENCY
MOODY’S INVESTOR SERVICES	AAA	P1
STANDARD& POOR’S	AAA	A-1+

Review of 2006-07 funding activity

QTC’s actual borrowings during 2006-07 totalled $5,909 million, against an original estimate of $5,580 million.

QTC’s 2006-07 funding task was impacted by the State’s strong operating surplus for the year, and the funding demands of Queensland Government entities seeking certainty in their funding costs by borrowing in advance of planned future capital expenditures.

In November 2006, QTC launched a new A$ Benchmark Bond, maturing in September 2017. The launch of the domestic tranche was closely followed by the launch of the global tranche in December. Investor demand was strong, with total bid volumes tendered significantly greater than the amount allotted. Outstandings in this benchmark bond line now total $2,900 million.

Onshore and offshore investor demand for QTC’s A$ benchmark bonds once again provided QTC with the majority of its funding. QTC’s commercial paper issuance remained at relatively low volumes, as more cost-effective floating rate funding was generated via the swapping of fixed rate liabilities.

The following table details the change in outstandings in QTC’s principal funding sources over the year:

FUNDING SOURCE	30 JUNE 06	30 JUNE 07	NET CHANGE
	A$M	A$M	A$M
DOMESTIC BENCHMARK BONDS	15,948	20,468	4,520
GLOBAL BENCHMARK BONDS	10,955	11,659	704
CAPITAL INDEXED BONDS	268	268	0
OTHER DOMESTIC BONDS	584	598	14
EURO MEDIUM-TERM NOTES	459	159	(300)
COMMERCIAL PAPER	111	602	491
TOTAL	28,325	33,754	5,429	*

*	Does not include $480 million raised for refinancings.

2006-2007 ANNUAL REPORT 21

Queensland Water Commission: South-East Queensland Water Infrastructure

QTC assisted the Queensland Water Commission and Queensland Treasury to assess the pricing impact of Queensland's new water infrastructure on end users. A major component of the new water infrastructure is the South-East Queensland Water Grid, which will facilitate water sharing in the region through a network of pipelines.

Image supplied by the Department of Infrastructure.

22 QUEENSLAND TREASURY CORPORATION

Investor report (continued)

Funding facilities
A$ BENCHMARK BONDS—DOMESTIC AND GLOBAL

QTC currently offers investors domestic and global benchmark bonds maturing in 2007, 2009, 2010, 2011, 2013, 2015 and 2017, and a preferred domestic bond line maturing in 2021.

These benchmark bonds are our core source of funds, comprising in excess of 95% of borrowings as at 30 June 2007.

In addition, QTC has $268 million of Capital-Indexed linked bonds issued under its A$ domestic benchmark bond program to meet customer demand for inflation-linked debt.

Facility details as at 30 June 2007

FACILITY	SIZE A$M	GOVERNING LAW	MATURITIES	CURRENCIES	AMOUNT ON ISSUE A$M	PLACEMENT
DOMESTIC A$ BOND	UNLIMITED	QUEENSLAND	7 BENCHMARK BOND LINES MATURING 2007-2017	A$	$19,877	BY TAP OR TENDER THROUGH THE FIXED INTEREST DISTRIBUTION GROUP
			PREFERRED LINE MATURING 2021	A$	$590	BY REVERSE ENQUIRY THROUGH THE FIXED INTEREST DISTRIBUTION GROUP
			CAPITAL INDEXED BOND 2030	A$	$268	BY TAP OR TENDER THROUGH THE FIXED INTEREST DISTRIBUTION GROUP
GLOBAL A$ BOND	$15,000	NEW YORK AND QUEENSLAND	7 BENCHMARK BOND LINES 2007-2017	A$	$11,659	CONTINUOUSLY OFFERED THROUGH THE FIXED INTEREST DISTRIBUTION GROUP

2006-2007 ANNUAL REPORT 23

Investor report (continued)

Treasury Notes, Commercial Paper and Medium-Term Notes

QTC supplements its domestic and global bond facilities with various short- and medium-term note facilities.

The QTC Treasury Note (TNote) facility is an electronic issuance facility and is the chief source of short-term domestic A$ funds. QTC’s main offshore programs are the multicurrency Commercial Paper (CP) and Medium-Term Note (MTN) facilities in both the Euro and the US markets.

Facility details as at 30 June 2007

FACILITY	SIZE $M	GOVERNING LAW	MATURITIES	CURRENCIES	AMOUNT ON ISSUE $M EQUIV	PLACEMENT
DOMESTIC TNOTE	UNLIMITED	QUEENSLAND	7-365 DAYS	A$	A$380	BY TAP OR TENDER THROUGH DEALER PANEL
EURO CP	US$3,000	ENGLISH AND QUEENSLAND	7-365 DAYS	MULTICURRENCY	A$222	BY TAP THROUGH DEALER PANEL
US CP	US$1,500	NEW YORK AND QUEENSLAND	1-270 DAYS	MULTICURRENCY	A$0	BY TAP THROUGH DEALER PANEL
EURO MTN	US$3,000	ENGLISH AND QUEENSLAND	SUBJECT TO MARKET REGULATIONS	MULTICURRENCY	A$159	REVERSE ENQUIRY THROUGH DEALER PANEL
US MTN	US$500	NEW YORK AND QUEENSLAND	9 MONTHS TO 30 YEARS	MULTICURRENCY	A$0	REVERSE ENQUIRY THROUGH DEALER PANEL

All funding facilities

PERCENTAGE OUTSTANDINCS UNDER QTC’S FUNDING FACILITIES, AS AT 30 JUNE 2007	QTC’s funding facilities are supplemented with public issues and private placements.

[Appendix B lists the various distribution groups for QTC’s funding facilities at 30 June 2007. Additional information on QTC’s funding facilities and outstanding debts is available on QTC’s website at www.qtc.qld.gov.au and on request from QTC’s Financial Markets Team (see inside back cover for contact details).]

24 QUEENSLAND TREASURY CORPORATION

Borrowing program

QTC releases its borrowing requirements annually in June to provide a funding estimate for the following year, following the announcement of the Queensland Government budget. A half-year review and an update of its borrowing requirements are provided in January.

QTC’s indicative borrowing program 2007-08

BORROWING DETAILS

	2007-08 A$M	2006-07 A$M
REFINANCING OF MATURING DEBT
A$ BENCHMARK BONDS	3,173	0
A$ NON-BENCHMARK BONDS	97	90
MEDIUM-TERM NOTES	52	281
COMMERCIAL PAPER[1]	613	109
TOTAL MATURING DEBT	3,935	480
ADJUSTMENTS
FORWARD FUNDING OF SEP 2007 BENCHMARK BOND MATURITY	(1,500)	1,500
PRINCIPAL REPAYMENTS FROM QTC CUSTOMERS	(600)	(600)
TOTAL REFINANCING	1,835	1,380
NEW BORROWING
CAPITAL WORKS	8,972	5,200
FORWARD FUNDING OF CUSTOMER BORROWINGS	(3,219)	(1,000)
TOTAL NEW BORROWING	5,753	4,200
TOTAL BORROWING PROGRAM[2]	7,588	5,580

The 2007-08 borrowing estimate of $7,588 million is expected to be funded as follows:

FUNDING SOURCE

	ACTUAL RAISINGS 2006-07 A$M	EXPECTED RAISINGS 2007-08
		RANGE %	LOW A$M	HIGH A$M
TERM RAISINGS
A$ BENCHMARK BONDS[3]	5,331	60-70	4,550	5,310
MULTICURRENCY LOANS AND MTNS	(24)	5-15	380	1,140
COMMERCIAL PAPER RAISINGS:
TNOTES, ECP, USCP	602	20-30	1,520	2,280
TOTAL RAISINGS[4]	5,909

1.	Estimated Commercial Paper outstanding as at 30 June 2007.
2.	Funding activity may vary depending upon actual customer requirements, the States fiscal position and financial market conditions.
3.	Includes A$ domestic and global benchmark bonds, capital indexed bonds and other term issuance.
4.	Includes $480 million raised for refinancings.

QTC anticipates that approximately 65% of the 2007-08 borrowing program ($5.0 million) will be funded through the issuance of A$ denominated domestic and global benchmark bonds, with the balance funded through commercial paper and medium-term note issuance.

2006-2007 ANNUAL REPORT 25

The composition of our Board equips QTC with diverse corporate, financial, commercial, economic and legal skills. The Board guides our commitment to achieving high standards of corporate governance, accountability, compliance and financial and ethical behaviour, which is critical for maintaining our strong market reputation and the confidence of our customers and stakeholders.

At 30 June 2007, the term of the Board expired and appointments to the Board for new terms, from 1 July 2007, were made. At this time, Sir Leo Hielscher AC, Gillian Brown, David Coe, Marian Micalizzi, Bill Shields and Shauna Tomkins were reappointed, Gerard Bradley retired from the Board, and Tim Spencer was appointed.

SIR LEO HIELSCHER AC

BCOMM, D UNIV GRIFFITH (HON),AAUQ, AASA, FAIM, FCPA, FFTP(HON)

CHAIRMAN

APPOINTED 1991. TENURE 30 JUNE 2010.

BOARD COMMITTEES

CHAIRMAN, HUMAN RESOURCES COMMITTEE MEMBER, RISK MANAGEMENT COMMITTEE

Sir Leo Hielscher has over fifty years’ experience in the areas of Government, the banking and finance industry, domestic and global financial markets, superannuation industry and as an independent company director. He was the Under Treasurer of Queensland for 14 years (1974-1988) before his appointment as Chairman of the Queensland Treasury Corporation (Advisory Board) in 1988. In 1991, the Advisory Board became the Queensland Treasury Corporation Board and Sir Leo was appointed as its inaugural Chairman. Sir Leo is also Chairman of Austsafe Ltd, Independent Superannuation Preservation Fund, and the Queensland Government Health Reform Advisory Panel, and a Director of the American Australian Association Ltd. As a company director, Sir Leo has considerable experience at board level and has been associated with a number of public and private sector boards. Sir Leo was awarded an Eisenhower Fellowship in 1973, a Knight Bachelor in 1987, an Honorary Doctorate of Griffith University in 1993, and a Companion in the Order of Australia (AC) in the General Division in 2004. He was honoured as a Queensland Great by the Queensland Government in 2007.

TIM SPENCER

BSC (ECON) (HONS)

DEPUTY CHAIRMAN

APPOINTED JULY 2007. TENURE 30 JUNE 2011.

BOARD COMMITTEES

MEMBER, RISK MANAGEMENT COMMITTEE

MEMBER, ACCOUNTS AND AUDIT COMMITTEE

MEMBER, HUMAN RESOURCES COMMITTEE

Tim Spencer is the Deputy Under Treasurer of the Queensland Treasury Department, a position he has held since 2001. In this role, he has worked extensively with Queensland’s government owned corporations on various commercial and major infrastructure projects including full retail contestability for gas and electricity, the sale of the State’s retail energy assets, and new institutional arrangements for urban water supply transaction. Mr Spencer has previously held other senior management and executive positions in the public sector in Queensland, South Australia and the Australian Capital Territory, where his responsibilities have spanned economic policy research and development, establishment of market arrangements and the long-term leases of electricity assets, restructuring of government owned electricity businesses, investment and borrowing activities, and implementation of National Competition Policy. He is also a Director of Queensland Motorways Ltd.

GILLIAN BROWN

LLB (HONS), CRAD DIP APPLIED FINANCE AND INVESTMENT, SIA

APPOINTED JULY 2004. TENURE 30 JUNE 2011.

BOARD COMMITTEES

CHAIRMAN, RISK MANAGEMENT COMMITTEE

Gillian Brown has more than 18 years’ experience as a specialist finance lawyer and has gained extensive corporate, financing and major project experience. She is national Chairman of Minter Ellison Lawyers and a partner of the firm in Queensland (admitted as partner 1994), heading the finance practice. Ms Brown’s principal areas of practice include corporate finance, investment and financial services, financial markets, project/infrastructure finance, and property finance. Ms Brown has advised government bodies on a number of project and transactional arrangements and has an indepth knowledge of the mechanics of government and its objectives. Ms Brown is also a Director of Dalrymple Bay Coal Terminal Holdings Pty Ltd, and a committee member of the Law Council of Australia.

26 QUEENSLAND TREASURY CORPORATION

DAVID COE

BA(HONS), LLB

APPOINTED JULY 2004. TENURE 30 JUNE 2011.

BOARD COMMITTEES

MEMBER, RISK MANAGEMENT COMMITTEE

David Coe is Executive Chairman of Allco Finance Group Limited, an Australian company that provides sophisticated financing services in both the domestic and international markets. Mr Coe is a former partner of law firm Mallesons Stephen Jacques where he specialised in international financing and leasing, before leaving the law to pursue commercial business interests. He has a diverse blend of specialist legal, corporate and finance knowledge, and extensive experience as a company director of a number of public and private companies. Mr Coe is also chairman (and co-founder) of Sports and Entertainment Ltd, Allco Equity Partners and the MCA (Museum of Contemporary Art in Sydney), a director of Rubicon Holdings (Aust) Pty Limited and the RAMS Home Loans Group, a board member of the National Gallery of Australia Foundation, and the Sydney Children’s Hospital Foundation.

MARIAN MICALIZZI

BBUS, FCA, SIA (ASSOCIATE)

APPOINTED JULY 2000. TENURE 30 JUNE 2010.

BOARD COMMITTEES

MEMBER, ACCOUNTS AND AUDIT COMMITTEE

MEMBER, RISK MANAGEMENT COMMITTEE

Marian Micalizzi is a chartered accountant with more than 20 years’ experience, a company director and a consultant in both the public and private sector. Ms Micalizzi is a former partner of PricewaterhouseCoopers (until 2000) having been admitted as a partner of the predecessor firm in 1986. Ms Micalizzi brings considerable expertise and knowledge of specialist corporate financial and advisory services, financial institutions’ regulation and prudential supervision, and valuation related assessments. She is also a director of Queensland Investment Corporation, Opera Queensland, Australian Reinsurance Pool Corporation; a member of Corporations and Markets Advisory Committee, The Takeovers Panel, the Independent Investment Committee of Queensland Development Fund, the Queensland Government’s Service Delivery and Performance Commission, and the Sunsuper Audit Committee, and a Councillor of the Australian Institute of Company Directors (QldDiv.).

BILL SHIELDS

B ECON (HONS), M EC

APPOINTED JULY 2004. TENURE 30 JUNE 2011.

BOARD COMMITTEES

CHAIRMAN, ACCOUNTS AND AUDIT COMMITTEE

MEMBER, RISK MANAGEMENT COMMITTEE

Mr Shields has considerable experience in the banking and finance industry as well as government policy advice, specialising in economics. His career responsibilities included economic and financial market research in Australia and overseas, and providing analytical and strategic advice on the Australian financial system and monetary policy, Australia’s exchange rate arrangements and international financial developments. Mr Shields was previously Chief Economist and Executive Director, Macquarie Bank Limited (1987-2001). In addition to Macquarie Bank, he has held positions with the Reserve Bank of Australia (1983-1985), the International Monetary Fund (1973-75 and 1977-83) and the Commonwealth Treasury. Mr Shields is a Visiting Professor of Macquarie Graduate School of Management, Macquarie University; a Director of (and Chair, Audit and Compliance Committee) M-co International Limited; and Chairman of the Australian Pacific Economic Cooperation Committee.

SHAUNA TOMKINS

BSC, MBA

APPOINTED JULY 2000. TENURE 30 JUNE 2010.

BOARD COMMITTEES

MEMBER, RISK MANAGEMENT COMMITTEE

MEMBER, HUMAN RESOURCES COMMITTEE

Shauna Tomkins is a principal of Promontory Financial Group Australasia, who works internationally in the development and implementation of regulatory frameworks for prudential supervision and corporate regulation of deposit taking, funds management, insurance and lending institutions. Ms Tomkins has a thorough understanding of Australia’s financial system, risk management analysis, prudential supervision and corporate and structured finance. She also has a strong background in long-term policy and strategic management and planning, and has an indepth understanding of Government objectives and processes. Ms Tomkins is also a member of the Advisory Committee to Queensland’s Motor Accident Insurance Commission.

2006-2007 ANNUAL REPORT 27

QTC Board (continued)

Corporate governance

QTC was established by the Queensland Treasury Corporation Act 1988 (QTC Act), as a Corporation Sole (ie, a corporation that consists solely of a nominated office holder). The Under Treasurer of Queensland is QTC’s nominated office holder. QTC is accountable to the Treasurer of Queensland, through the Under Treasurer.

QTC has delegated its powers to the Queensland Treasury Corporation Capital Markets Board (the Board). QTC and the Board have agreed the terms and administrative arrangements that govern the exercise or performance of those powers and the reports by the Board to QTC.

Board composition

The Board comprises seven directors who are appointed by the Governor-in-Council, pursuant to section 10(2) of the QTC Act, with consideration given to each person’s qualifications, experience, skills, strategic ability, and commitment to contribute to QTC’s performance and achievement of its corporate objectives.

QTC’s Chairman is a non-executive director and the Board is entirely constituted of non-executive directors.

Board responsibilities

The Board operates in accordance with its charter, which sets out its commitment to various corporate governance principles and standards, the roles and responsibilities of the Board and its members, and the conduct of meetings. Within this scope, the roles and functions of the Board include:

•	overseeing QTC’s operations, including its control and accountability systems

•	developing and monitoring QTC’s strategic and corporate plans, operational policy and yearly budget

•	monitoring and measuring financial and operational performance

•	monitoring and measuring organisational and staff performance

•	monitoring key risks and risk management processes, and

•	ensuring that QTC’s compliance is appropriate for an organisation of its type.

Board committees

The Board has established three committees, each with its own terms of reference, to assist it to oversee and control various QTC activities. The committees and their key responsibilities are:

•	Accounts and Audit Committee responsibilities:

•	financial integrity

•	compliance with laws, regulations and QTC’s own policies and procedures in relation to key financial and operational controls and processes, and

•	audit effectiveness.

•	Risk Management Committee responsibilities:

•	the adequacy and implementation of QTC’s enterprise-wide risk management policy, framework and plans for the management of QTC’s significant corporate risks

•	QTC’s organisation-wide risk profile and exposure to significant risks, and

•	the adequacy of risk management policies in relation to QTC’s significant risks.

•	Human Resources Committee responsibilities:

•	the appropriateness of any new or amended human resources policy

•	the framework for, and review of, employee remuneration and performance, and

•	employment terms and conditions.

28 QUEENSLAND TREASURY CORPORATION

Attendance at Board meetings

The following table details the Board Directors’ attendance at Board and committee meetings:

	BOARD MEETINGS	RISK MANAGEMENT COMMITTEE	ACCOUNTS & AUDIT COMMITTEE	HUMAN RESOURCES COMMITTEE
MEETINGS HELD	11	10	5	5
SIR LEO HIELSCHER	11	10	—	5
GERARD BRADLEY	11	9	5	3
GILLIAN BROWN	11	10	—	—
DAVID COE	7	6	—	—
MARIAN MICALIZZI	11	10	5	—
BILL SHIELDS	11	10	5	—
SHAUNA TOMKINS	10	9	—	4

Commitment to corporate governance

The QTC Board and organisational management team endorse and are committed to achieving high standards of corporate governance, accountability, compliance and ethical behaviour. The Board guides this commitment, which is critical for maintaining QTC’s strong market reputation, as well as the ability to achieve success as Queensland’s corporate treasury services provider.

QTC benchmarks its corporate governance practices, so far as they are relevant and appropriate to QTC, against the Australian Stock Exchange Corporate Governance Council Principles of Good Corporate Governance and Best Practice Recommendations (which are not mandatory for QTC), and the Australian Standard 8000/2003-Good Governance Principles. QTC’s corporate governance practices are continually reviewed and updated, as part of a rolling system of appraisal, to reflect industry guidelines and standards.

QTC also maintains a commitment to a continuous disclosure regime with its key stakeholders, a code of conduct that applies to all staff and includes procedures about disclosing conflicts of interest and a compliance program that drives a compliance culture consistent with QTC’s approved mandate and legal and ethical obligations.

Auditors

In accordance with the provisions of the Financial Administration and Audit Act 1977, the Queensland Audit Office is the external auditor for QTC. The Queensland Audit Office has the responsibility for providing Queensland’s Parliament with assurances as to the adequacy of QTC’s discharge of its financial and administrative obligations.

KPMG is QTC’s current internal auditor.

Ethical standards

QTC’s corporate governance policies and practices ensure that QTC acts ethically, within appropriate law, policy and convention, and addresses the systems and processes necessary for the proper direction and management of QTC’s business and affairs.

QTC is committed to observing high standards of integrity and fair dealing in the conduct of its business and to acting with due care, diligence and skill. QTC’s compliance policy requires that QTC and all employees comply with the letter and the spirit of all relevant laws and regulations, industry standards, relevant government policies, and QTC’s own policies and procedures.

Further information

The information in this Annual Report is only a summary of QTC’s corporate governance practices. More detailed compliance disclosures are contained in Appendix C and more comprehensive information is available on QTC’s website at www.qtc.qld.gov.au.

2006-2007 ANNUAL REPORT 29

Corporate report

QTC is structured to reflect our overarching value-delivering strategy of customer loyalty, recognising that we achieve our corporate goals through the efforts of our teams.

Our teams work in an integrated and collaborative way to implement the three core processes of the customer loyalty operating model—developing and maintaining relationships, designing and developing customer-specific solutions and delivering tailored solutions that meet our customers’ needs.

The diagram on page 31 demonstrates that, through these processes and supporting teams, our customer teams work directly with customers through our advisory services, as well as our secondment program, to optimise outcomes and appropriately manage risk for the benefit of their organisation and for the State.

People

QTC’s people, and their ability to use their skills and expertise to benefit our customers’ businesses, are one of QTC’s greatest strengths. In the face of a tightening labour market and robust demand for our services, it is critical that QTC attracts and retains the right people to achieve our corporate goals.

In recent years, a number of initiatives have been introduced to improve our retention rate, and these are beginning to yield demonstrable results. These initiatives include:

•	a more transparent remuneration system and improved communication with employees about QTC’s remuneration structure

•	a review of the way performance is recognised and rewarded, and

•	a stronger focus on making work enjoyable and fulfilling for employees.

Both the individual performance and development, and team reward systems have been streamlined, with two annual planning periods that enable corporate plan objectives to cascade down to both team and individual plans.

A strong focus on learning, development and leadership has helped reinforce QTC’s positive and constructive corporate culture. To date, 43 employees have taken part in a tailored development program that was introduced in October 2006.

Cooperation and collaboration between teams and individual team members during the year was a major factor in keeping QTC’s operations running smoothly, despite the challenging combination of heavy demand for QTC’s advisory services and the secondments of a large number of senior personnel. Our ongoing focus of building cross-skilling in core operational roles not only supports individual career development goals, but offsets the impact of employee turnover, leave and secondments.

QTC’s establishment number for permanent employees rose from 152 to 170 during the financial year. Our people demonstrated their professionalism in their willingness to accept and support a wide range of contractors, share skills and information across teams, and take on additional responsibilities when team members were on secondments.

To ensure that we are able to continue to meet our customers’ needs and enhance their businesses, attraction and retention of the right employees will remain a priority. We have undertaken significant work aimed at better targeting potential employees, improving interviewing techniques, improving the employee development programs, and addressing issues arising out of the employee survey.

Similarly we are focused on finding people with strong transactional experience, and an ability to identify new approaches to project delivery and transfer these skills to others. Through our culture of innovation, performance, knowledge-sharing and teamwork, we will continue to strive to deliver the best outcomes for Queensland.

30 QUEENSLAND TREASURY CORPORATION

Risk management

QTC manages risk within an enterprise-wide risk management framework. During the year under review our risk management and reporting processes did not identify any significant issues or deficiencies in our operating procedures.

QTC has completed a review of the enterprise-wide risk management framework. The review concluded that QTC has a sound and mature enterprise-wide risk management framework that is, on the whole, achieving its objective of providing assurance that QTC’s risks are being adequately and appropriately managed. Various recommendations were approved and are now being implemented to further enhance QTC’s achievement of this objective.

The Crisis Management Plan and Emergency Response Procedures were updated during the year with improvements made in both content and structure. In November, QTC held its second crisis scenario-test and introduced a new crisis management toolkit. The outcome was a significant improvement to our previous scenario-test with our Crisis Response Team now having a greater understanding of the procedures to follow during a crisis.

QTC’s audit and compliance processes ensure that our business processes are appropriate and effective. Under our compliance program, based on Australian Standard 3806, compliance is an integral part of our operating procedures, and is the responsibility of all employees. Despite the secondment of a number of senior staff during the year, no issues of significant non-compliance were identified in internal or external audits during the year.

Operational risks associated with the processing and administration of financial markets and customer transactions (loans, investments and leases) were managed prudently during the year. QTC managed 95,756 transactions during the year, with only 43 errors attributable to our organisation. The cost of settlement, leasing and cash flow management errors was $31,345, compared to $47,177 for 2005-06.

The dollar value of transactions increased by $15 billion to $864 billion. Critical system availability was 99.99%, with the total downtime for any critical system being 23 minutes.

Information management

The management of the financial risk associated with our customers’ debt and investments is our core business. The Onlending and Investment Administration project is QTC’s most significant information technology business initiative since the development of the Loan Registry System in the early 1990s.

The project has required significant time and commitment from employees across the organisation, in addition to their existing workloads. It is critical that the transition to a web-enabled environment is managed effectively, and that software applications are purchased rather than developed in-house where possible, to limit the staff time devoted to the project, particularly in the light of the heavy drain placed on QTC’s resources by our secondment program.

2006-2007 ANNUAL REPORT 31

Major Sports Facilities Authority: Skilled Park

QTC provided the Major Sports Facilities Authority with debt funding and related advice for Skilled Park, a new stadium at Robina on the Gold Coast.

The stadium, with a 25,000 seat capacity, will be home to the Gold Coast Titans and is due to be completed for the National Rugby League's 2008 season.

Image supplied by Major Sports Facilities Authority.

12 QUEENSLAND TREASURY CORPORATION

Economic and Fiscal report

Queensland’s economic outlook

ECONOMIC GROWTH

•

The Queensland economy is forecast to grow by 5% in 2007-08 and again exceed national growth. Investment by the business and public sector combined is forecast to reach 25% of gross state product, compared with 15% five years ago, boosting the productive capacity of the economy.

•	However, a slight rebalancing in overall economic growth is anticipated, reflecting some easing in investment growth, albeit from very high rates, and a forecast strengthening in exports growth.

•

Households are anticipated to return as the principal driver of domestic demand in 2007-08. Consumer spending is forecast to strengthen to 4 3/4%, reflecting strong growth in employment and wages, as well as a pick-up in housing investment, while dwelling investment is forecast to strengthen, driven by ongoing growth in renovation activity as well as a turnaround in new home construction activity.

CONTRIBUTIONS TO GROWTH IN QUEENSLAND’S GROSS STATE PRODUCT

Notes: Contributions for 2006-07 represent estimated actuals while contributions for 2007-08 represent forecasts.

Source: Queensland Treasury

TRADE SECTOR

•

The performance of the trade sector is forecast to improve further in 2007-08, with net exports anticipated to detract only 1% from growth. Export growth is forecast to strengthen to a seven-year high of 3 3/4%, with a rebound in rural and base metal exports forecast to complement continued growth in coal exports due to strong global demand.

•

Imports growth is forecast to edge higher to 5 1/2% in 2007-08, with an anticipated strengthening in growth in imports by the household sector more than offsetting more moderate growth in imports of machinery and equipment.

INFLATION

•

Inflation is forecast to ease to 2 3/4% in 2007-08, following an assumed return to normal seasonal conditions, which should dampen food price inflation next year, while a pick-up in labour productivity growth is expected to restrain growth in production costs.

EMPLOYMENT

•

Reflecting some moderation in growth in overall domestic activity, employment growth is forecast to return to the long-run average rate of 3% in 2007-08, representing the creation of a further 60,000 jobs next financial year.

2006-07 ECONOMIC HIGHLIGHTS

•	Growth in the Queensland economy is estimated to strengthen to an above average rate of 5 1/2% in 2006-07, driven by strong domestic demand and a recovery in exports.

•	This will represent a growth rate more than double the 2 1/2% estimated nationally, and the eleventh successive year that Queensland’s economic growth has exceeded national growth.

•

Investment is expected to be the main driver of growth in domestic demand in 2006-07. Business investment is estimated to rise 18% and be broad based across the trade, property and service sectors, while public investment in water, transport and energy infrastructure is also expected to grow strongly.

•	Employment growth is estimated to strengthen to an above-average rate of 4 3/4% in 2006-07, representing the creation of more than 90,000 jobs over the year.

•

Despite the labour force participation rate rising to an estimated new high of 67 1/4%, employment growth is still expected to exceed labour force growth in 2006-07, resulting in the State’s year-average unemployment rate falling to an estimated 33 year low of 4%.

2006-2007 ANNUAL REPORT 33

Economic and Fiscal report (continued)

KEY ECONOMIC VARIABLES 2006-07

Notes: All figures represent estimated actuals.

Source: Queensland Treasury and Commonwealth Treasury

Queensland’s fiscal environment

2007-08 BUDGETED RESULT

•

On an accrual basis, the Queensland State Budget provided for a General Government net operating surplus of $245 million in 2007-08. The General Government forward estimates project continuing surpluses over the State Budget forecast horizon, consistent with the fiscal principles outlined in the Charter of Social and Fiscal Responsibility.

Source: 2007-08 Queensland Government Budget Papers

•	The 2007-08 Budget also provides for a cash deficit of $892 million in the General Government sector on a Government Finance Statistics (GFS) basis.

2006-07 ESTIMATED ACTUAL RESULT

•	The Estimated Actual General Government net operating result, on a GFS basis for 2006-07, is a $2.393 billion surplus.

•	The estimated 2006-07 surplus reflects the continuing strength of the economy flowing through to taxation and related revenues and investment returns above the long- term assumed rate of return.

KEY FINANCIAL AGGREGATES (GFS BASIS)

	2006-07 EST. ACTUAL A$M	2007-08 BUDGET A$M	2008-09 PROJECTED A$M	2009-10 PROJECTED A$M	2010-2011 PROJECTED A$M
GENERAL GOVERNMENT SECTOR
REVENUE	32,557	32,551	33,307	34,605	35,979
EXPENSES	30,164	32,282	33,056	34,364	35,766
NET OPE RATING BALANCE	2,393	268	251	241	213
CASH SURPLUS /(DEFICIT)	1,722	(892)	(2,248)	(2,298)	(2,045)
CAPITAL PURCHASES	4,137	5,463	5,839	5,899	5,947
NET WORTH	114,466	119,799	123,302	127,072	130,941

Source: 2007-08 Queensland Government Budget Papers

34 QUEENSLAND TREASURY CORPORATION

•

Investment market volatility impacts more on the Queensland Budget than it does for other states. This is in part due to differences in the way Queensland’s public sector superannuation arrangements are structured, with investment returns impacting directly on the operating result as an increase or decrease in revenue associated with the investment of financial assets held to meet future liabilities. If Queensland’s superannuation arrangements were structured on the same basis as that which generally applies in other states, the General Government sector underlying operating result for 2006-07 would be a surplus of $1.307 billion.

BALANCE SHEET

•

Queensland continues to maintain a strong balance sheet compared with the other states. At 30 June 2008, Queensland’s estimated net debt in the General Government sector is negative, implying a strong net asset position. Queensland’s negative net debt of $5,931 per capita (net financial assets) compares to the average net debt of $517 per capita (net financial liabilities) in the other states.

FORECAST NET DEBT PER CAPITA AS AT 30 JUNE 2008

Source: 2007-08 Queensland Government Budget Papers

•

The State’s net financial asset position remains extremely sound. Based on current projections, the General Government sector will continue to meet the commitment in the Government’s Charter to ensure that financial assets cover all accruing and expected future liabilities in all years through to 30 June 2011.

•

Queensland has consistently pursued sound long-term fiscal policies such as the full funding of employee superannuation entitlements. The strong balance sheet and high levels of liquidity in the General Government sector clearly demonstrate the success of these policies.

RATIO OF FINANCIAL ASSETS TO LIABILITIES EXCLUDING INVESTMENTS IN PUBLIC TRADING ENTERPRISES AS AT 30 JUNE 2008

GENERAL GOVERNMENT SECTOR

COMPETITIVE TAX ENVIRONMENT

•

One of the Queensland Government’s key fiscal objectives is to maintain a competitive tax environment while raising sufficient revenue to meet the infrastructure and government service delivery needs of the people of Queensland.

•

In 2007-08, state tax collections per capita in Queensland are expected to be $2,226, which compares to an estimated average state tax collection of $2,357 for the other states and territories. Queensland’s per capita taxation for 2007-08 is 5.6% lower than the average tax per capita of the other states.

TAXATION REVENUE PER CAPITA, 2007-08

Source: 2007-08 Queensland Government Budget Papers

2006-2007 ANNUAL REPORT 35

SunWater: Moranbah Pipeline Projects

In addition to providing debt funding, QTC assisted SunWater with interest rate risk management advice for the Moranbah Pipeline Projects. These projects will expand the existing water supplies that are drawn from the Eungella Dam for the Bowen Basin's coal mines.

Image supplied by SunWater.

16 QUEENSLAND TREASURY CORPORATION

Financial Statements

For the year ended 30 June 2007

2006-2007 ANNUAL REPORT 37

Income Statement

for the year ended 30 June 2007

	NOTE	30 JUNE 2007 $000	30 JUNE 2006 $000
Income

REVENUE
Interest income	3	1 520 137	1 220 884
Fees - management	4	24 820	22 698
- professional		252	217
- other		402	231
Amortisation of cross border lease deferred income		8 709	8 763
Other revenue		7	1

GAINS
Gain on sale of property, plant and equipment		14	—

TOTAL INCOME		1 554 341	1 252 794

Expenses

Interest expense	3	1 461 764	1 160 268
Administration expenses	5	32 958	30 249
Provisions – cooperative housing societies	11	25	(6)
Loss on sale of property, plant and equipment		—	58

TOTAL EXPENSES		1 494 747	1 190 569

Share of profit/(loss) from investments accounted for using the equity method	28	(5)	85

OPERATING SURPLUS BEFORE PAYMENT IN LIEU OF INCOME TAX		59 589	62 310

Payment in lieu of income tax	6	13 740	12 741

OPERATING SURPLUS AFTER PAYMENT IN LIEU OF INCOME TAX		45 849	49 569

The accompanying notes form part of these financial statements.

38 QUEENSLAND TREASURY CORPORATION

Balance Sheet

as at 30 June 2007

	NOTE	30 JUNE 2007 $000	30 JUNE 2006 $000

Assets

Cash assets		99	124
Receivables	7	2 493	2 278
Prepayments		376	283
Financial assets at fair value through profit or loss	8	16 200 405	13 557 724
Derivative financial assets	9	112 851	66 747
Onlendings	10	24 268 854	19 831 582
Property, plant and equipment	12	25 485	31 259
Investments accounted for using the equity method	28	180	185
Intangible assets	13	491	310
Deferred income tax asset	6	1 084	1 686

TOTAL ASSETS		40 612 318	33 492 178

Liabilities

Payables	14	180 578	198 105
Tax liabilities	6	13 485	13 509
Derivative financial liabilities	15	271 954	104 158
Financial liabilities at fair value through profit or loss	16	39 772 952	32 848 906

TOTAL LIABILITIES		40 238 969	33 164 678

NET ASSETS		373 349	327 500

Equity

Reserves	17	83 711	74 403
Retained surplus		289 638	253 097

TOTAL EQUITY		373 349	327 500

The accompanying notes form part of these financial statements.

2006-2007 ANNUAL REPORT 39

Statement of Changes in Equity

for the year ended 30 June 2007

	NOTE	GENERAL RESERVE $000	CREDIT RISK RESERVE $000	BASIS RISK RESERVE $000	RETAINED SURPLUS $000	TOTAL EQUITY $000

Balance at 1 July 2005		39 082	16 824	13 000	209 025	277 931
Operating surplus from continuing operations		—	—	—	49 569	49 569
Transfer from /(to) retained surplus	17	—	4 497	1000	(5 497)	—

BALANCE AT 30 JUNE 2006		39 082	21 321	14 000	253 097	327 500

Balance at 1 July 2006		39 082	21321	14 000	253 097	327 500
Operating surplus from continuing operations		—	—	—	45 849	45 849
Transfer from /(to) retained surplus	17	—	6 808	2 500	(9 308)	—

BALANCE AT 30 JUNE 2007		39 082	28 129	16 500	289 638	373 349

The accompanying notes form part of these financial statements.

40 QUEENSLAND TREASURY CORPORATION

Cash Flow Statement

for the year ended 30 June 2007

	NOTE	30 JUNE 2007 $000	30 JUNE 2006 $000

Cash Flows from Operating Activities
Interest received from onlendings		821 797	702 757
Interest received from investments		929 686	689 842
Interest received from operating leases		6 913	7 882
Fees received - management		24 892	22 745
Fees received - professional		29	330
Fees received - other		386	232
(Payments)/receipts for Cross Border Lease arrangements		(515)	2
GST paid to suppliers		(2 838)	(591)
GST refunds from ATO		2 706	520
GST paid to ATO		(1 583)	(2 101)
GST received from customers		3 878	1 937
Interest paid on interest-bearing liabilities		(1 895 786)	(1 483 226)
Interest paid on deposits		(317 171)	(301 747)
Administration expenses paid		(23 459)	(22 619)
Payment in lieu of income tax		(13 163)	(11 577)

NET CASH PROVIDED BY/(USED IN) OPERATING ACTIVITIES	18	(464 228)	(395 614)

Cash Flows from Investing Activities
Proceeds from sale of investments		70 634 600	66 103 745
Payments for investments		(73 398 550)	(68 402 894)
Net onlendings		(4 490 472)	(1 056 423)
Payments for property, plant and equipment		(1 049)	(247)
Payments for intangibles		(392)	(351)
Investment in Local Government Infrastructure Services Pty Ltd		—	(100)
Proceeds from sale of property, plant and equipment		681	1 027

NET CASH PROVIDED BY/(USED IN) INVESTING ACTIVITIES		(7 255 182)	(3 355 243)

Cash Flows from Financing Activities
Proceeds from interest-bearing liabilities		17 193 811	10 748 626
Repayment of interest-bearing liabilities		(11497 590)	(7 091 711)
Net deposits		2 023 164	94 010

NET CASH PROVIDED BY/(USED IN) FINANCING ACTIVITIES		7 719 385	3 750 925

NET (DECREASE)/ INCREASE IN CASH HELD		(25)	68
Cash at 1 July		124	56

CASH AT 30 JUNE		99	124

The accompanying notes form part of these financial statements.

2006-2007 ANNUAL REPORT 41

Notes to and Forming Part of the Financial Statements

for the year ended 30 June 2007

42 QUEENSLAND TREASURY CORPORATION

1. General Information

Queensland Treasury Corporation (QTC) is constituted under the Queensland Treasury Corporation Act 1988 (the “Act”), with the Under Treasurer designated as the Corporation Sole under section 5 (2) of the Act.

QTC is the State’s central financing authority and corporate treasury services provider, with responsibility for providing debt funding, liability management, cash management and financial risk management advice to public sector customers. These services are undertaken on a cost recovery basis with QTC lending at an interest rate based on its cost of funds and with the benefits/costs of liability and asset management being passed on to its customers being Queensland public sector entities.

The majority of QTC’s profits are generated as a result of interest earned from the investment of QTC’s equity.

QTC ensures that in undertaking its activities it has adequate capital to manage its risks.

2. Summary of Significant Accounting Policies

(A) BASIS OF PREPARATION

These general purpose financial statements for the year ended 30 June 2007 have been prepared in accordance with the requirements of the Financial Management Standard 1997 issued pursuant to the Financial Administration and Audit Act 1977, Australian Accounting Standards, other authoritative pronouncements of the Australian Accounting Standards Board and Urgent Issues Group Interpretations.

The financial report complies with Australian equivalents to International Financial Reporting Standards (AIFRS).

EARLY ADOPTION Of STANDARDS

QTC elected to apply the following pronouncements to the annual reporting period beginning 1 July 2006:

•	AASB 7: Financial Instruments – Disclosures

•	Revised AASB132: Financial Instruments – Presentation

No adjustments to any of the financial statements were required for the above pronouncements, however, certain disclosures are no longer required and have therefore been omitted. Other accounting standards and interpretations issued but not mandatory for the 30 June 2007 reporting period have not been adopted early. Application of these standards is not expected to significantly impact on the financial statements in subsequent reporting periods.

HISTORICAL COST CONVENTION

The financial statements have been prepared using the historical cost convention and do not take into account changing money values or current valuations of non current assets unless otherwise indicated.

CLASSIFICATION OF ASSETS AND LIABILITIES

Assets and liabilities are disclosed by nature and in an order that generally reflects their relative liquidity.

(B) INVESTMENT IN JOINT VENTURE ENTITY

QTC’s investment in Local Government Infrastructure Services Pty Ltd is accounted for using the equity method in the financial statements. Under the equity method, the share of the profits or losses of the joint venture is recognised in the Income Statement, and the share of movements in reserves is recognised in reserves in the Balance Sheet. Investments in joint venture entities are carried at the equity accounted amount.

(C) INVESTMENTS IN OTHER COMPANIES

Investments in other companies are accounted for at cost (refer note 29). The principal activity of Queensland Treasury Holdings Pty Ltd (QTH) is to act as a corporate vehicle through which the Queensland Government invests in assets of strategic importance to the State.

Queensland Treasury holds a 60% beneficial interest in QTH. The remaining 40% is held by QTC for and on behalf of the Under Treasurer as Corporation Sole of QTC.

QTC does not have significant influence over the financial and operating policies of QTH and therefore does not apply the equity method of accounting to the investment.

(D) FOREIGN CURRENCY

Foreign currency transactions are initially translated into Australian dollars at the rate of exchange applying at the date of the transaction. At balance date, amounts payable to and by QTC in foreign currencies have been valued using current exchange rates after taking into account interest rates and accrued interest.

Exchange gains/losses are brought to account in the Income Statement.

(E) CASH

Cash assets include only those funds held at bank and do not include money market deposits.

(F) FINANCIAL ASSETS AND FINANCIAL LIABILITIES

RECOGNITION AND DERECOGNITION

Financial assets and financial liabilities are recognised in the Balance Sheet when QTC becomes party to the contractual provisions of the financial instrument.

A financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire or are transferred and no longer controlled by QTC.

A financial liability is removed from the Balance Sheet when the obligation specified in the contract is discharged, cancelled or expires.

2006-2007 ANNUAL REPORT 43

Notes to and Forming Part of the Financial Statements

for the year ended 30 June 2007 (continued)

2. Summary of Significant Accounting Policies (continued)

(F) FINANCIAL ASSETS AND FINANCIAL LIABILITIES (CONTINUED)

MEASUREMENT

Financial assets and liabilities at fair value through profit or loss are measured at fair value by reference to quoted market prices when available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models, or other recognised valuation techniques.

Fair value is the amount for which an asset could be exchanged, or liability settled between knowledgeable, willing parties in an arm’s length transaction.

QTC uses mid market rates as a basis for establishing fair values of quoted financial instruments with offsetting risk positions. In general, the risk characteristics of funds borrowed together with the financial derivatives used to manage interest rate and foreign currency risks closely match those of funds onlent. In all other cases, the bid-offer spread is applied where material.

CLASSIFICATION

Management classifies its financial instruments on initial recognition into the following categories:

•	Receivables

•	Onlendings

•	Derivative financial instruments

•	Financial assets at fair value through profit or loss, and

•	Financial liabilities at fair value through profit or loss.

QTC’s accounting policies for significant financial assets and financial liabilities are listed below.

ONLENDINGS

Onlendings, with the exception of loans to co-operative housing societies, are included in the Balance Sheet at their redemption value which is representative of market value. Loans to co-operative housing societies are based on the balance of each housing society’s loans to its members adjusted where necessary for a specific provision for impairment (refer note 2 (R)).

DERIVATIVE MANUAL INSTRUMENTS

QTC uses derivative financial instruments to hedge its exposure to interest rate, foreign currency and credit risks as part of asset and liability management activities. In addition they may be used, to deliver long term floating rate or long term fixed rate exposure. In accordance with its treasury policy, QTC does not hold or issue derivative financial instruments for speculative purposes.

All derivatives are carried as assets when fair value is positive and as liabilities when fair value is negative.

FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

Financial assets at fair value through profit or loss consist of all other investments including money market deposits, discount securities, semi-government bonds and floating rate notes. Unrealised gains and losses are brought to account in the Income Statement.

FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS

Financial liabilities at fair value through profit or loss include interest-bearing liabilities and deposits. Unrealised gains and losses are brought to account in the Income Statement.

INTEREST-BEARING LIABILITIES

Interest-bearing liabilities mainly consist of Australian and overseas bonds. Australian bonds include QTC’s domestic, capital indexed and public bonds. Overseas bonds include global bonds and Eurobonds. Global bonds are Australian dollar denominated bonds issued overseas.

DEPOSITS

Deposits are accepted to either the Working Capital Facility (11AM Fund) or the Cash Fund for portfolio management. Income derived from the investment of these deposits accrues to depositors daily. The amount shown in the Balance Sheet represents the market value of deposits held at balance date.

Securities which are sold under agreements to repurchase at an agreed price remain as an investment whilst the obligation to repurchase is disclosed as a deposit.

(G) SETTLEMENT DATE ACCOUNTING

Purchases and sales of financial assets and liabilities at fair value through profit or loss are recognised on settlement date. QTC accounts for any change in the fair value of the asset to be received during the period between the trade date and settlement date in the same way as it accounts for the acquired asset.

(H) LEASE ARRANGEMENTS

Leases in which a significant portion of the risks and rewards of ownership are retained by the less or are classified as operating leases (note 22). Operating leases, in which QTC is the lessee, are expensed on a straight-line basis over the term of the lease.

(I) INTEREST INCOME AND INTEREST EXPENSE

The recognition of investment income and borrowing costs includes net realised gains/losses from the sale of investments (interest income) and the preredemption of borrowings (interest expense) together with the net unrealised gains/losses arising from holding investments and certain onlendings (interest income) and net unrealised gains/losses from borrowings (interest expense). These unrealised gains/losses are a result of revaluing to market daily.

The majority of onlendings are provided to customers on a pooled basis. Interest costs are allocated to customers based on the daily movement in the market value of the pool.

44 QUEENSLAND TREASURY CORPORATION

2. Summary of Significant Accounting Policies (continued)

(J) FEE INCOME

Management and professional fee income represents income earned from the management of QTC’s onlendings and deposits and is recognised on an accrual basis when the service has been provided. Asset and liability management fee income integral to the yield of an originated financial instrument is recognised proportionately over the period the product is provided.

(K) PROFITS/LOSSES

Unless otherwise determined by the Governor in Council, the Queensland Treasury Corporation Act 1988 requires that all profits shall accrue to the benefit of Consolidated Fund and all losses shall be the responsibility of Consolidated Fund.

(L) CROSS BORDER LEASES - INCOME RECOGNITION

The portion of the cross border lease income received which is regarded as an advisory fee for the transaction is recognised on receipt. The balance of income received is deferred and amortised over the term of each lease.

(M) LEASE INCOME

Lease income from operating leases where QTC is the lessor is recognised as income on a straight line basis over the lease term.

(N) PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are included at cost from the date of acquisition. Items of property, plant and equipment with a cost or other value equal to or in excess of the following thresholds are recognised for financial reporting purposes in the year of acquisition:

ASSET CLASS	THRESHOLD
Information technology equipment	$5,000
Furniture and fittings and office equipment	$5,000
Plant and machinery	$5,000

Items with a lesser value are expensed in the year of acquisition.

Depreciation is calculated on a straight line basis over the estimated useful l ife of the assets. Depreciation rates for each class of asset are as follows:

ASSET CLASS	DEPRECIATION RATE
Information technology equipment	6 -40%
Furniture, fittings and office equipment	8-33%
Plant and machinery	10%

The assets’ residual values, useful lives and depreciation methods are reviewed and adjusted, if appropriate, at each financial year end.

DERECOGNITION

An item of property, plant and equipment is derecognised upon disposal or when no further future economic benefits are expected from its use or subsequent disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the Income Statement in the year the asset is derecognised.

IMPAIRMENT

The carrying amounts of QTC’s assets are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated. An assessment of impairment has been made and no adjustment was required.

(O) INTANGIBLE ASSETS

SOFTWARE

Acquired computer software licences are capitalised on the basis of the costs incurred to acquire and bring to use the specific software. These costs are amortised over their estimated useful lives between two to five years.

Costs associated with the development of computer software for projects exceedinga threshold of $100,000 are recognised as intangible assets if the product is technically and commercially feasible and it is likely to generate future economic benefits exceeding costs beyond one year. The expenditure capitalised comprises all directly attributable costs including some labour costs. All other costs associated with the development of software are expensed as incurred.

Computer software development costs recognised as assets are amortised on a straight-line basis over the period of expected benefit which varies from five to seven years.

(P) PAYMENT IN LIEU OF INCOME TAX

QTC is exempt from the payment of income tax under section 50-25 of the Income Tax Assessment Act 1997 (as amended).

QTC makes a payment in lieu of income tax to the Queensland Government’s Consolidated Fund. The calculation of the income tax liability is based on the income of certain activities controlled by QTC.

In calculating the payment in lieu of income tax expense, tax effect accounting principles are adopted for income received and expenses paid in relation to the management and administration of customers’ borrowings and deposits as well as for advisory services and structured finance transactions. For all other QTC operations on which a payment in lieu of income tax is made, tax effect accounting principles are not applied.

QTC’s controlled and jointly controlled entities are defined as State and Territory bodies under section 24AO of the Income Tax Assessment Act 1936 and as a consequence are exempt from Commonwealth tax under section 24AM of this Act.

Deferred income tax is provided in full, using the liability method, on all temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements.

Deferred income tax liabilities are recognised for all taxable temporary differences arisingfrom prepayments of expenditure of QTC. Deferred income tax assets are recognised for deductible temporary differences arising from accruals of expenditure, employee benefits and depreciation charged on property, plant and equipment.

Deferred tax assets are recognised where it is probable that future taxable income will be available against which the temporary differences can be utilised.

2006-2007 ANNUAL REPORT 45

Notes to and Forming Part of the Financial Statements

for the year ended 30 June 2007 (continued)

2. Summary of Significant Accounting Policies (continued)

(Q) EMPLOYEE BENEFITS

WAGES, SALARIES, RECREATION LEAVE, LONG SERVICE LEAVE AND SICK LEAVE

Wages, salaries, annual and long service leave due but unpaid at reporting date are recognised in other creditors at the remuneration rates expected to apply at the time of settlement and include related on-costs such as payroll tax, workers compensation premiums and employer superannuation contributions.

For unpaid entitlements expected to be paid within 12 months, the liabilities are recognised at their undiscounted values. For those entitlements not expected to be paid within 12 months, the liabilities are recognised at their present value, calculated using Commonwealth Government bond yields of similar maturity.

Prior history indicates that on average, sick leave taken each reporting period is less than the entitlement accrued. This is expected to continue in future periods. Accordingly, it is unlikely that existing accumulated entitlements will be used by employees and no liability for unused sick leave entitlements is recognised.

As sick leave is non-vesting, an expense is recognised for this leave as it is taken.

RETIREMENT BENEFITS

Contributions made by QTC to employee contributory superannuation funds (to provide benefits for employees and their dependants on retirement, disability or death) are charged to the Income Statement. QTC is not responsible for any shortfalls.

(R) PROVISIONS FOR IMPAIRED LOANS

In recent years QTC has, at the direction of the Queensland Government, acquired loans provided to a number of co-operative housing societies at a cost equivalent to book value. At the time of acquisition, there were a number of non performing loans. Specific provisions have been made where full recovery of principal and interest is considered doubtful based on the net realisable value of the underlying security. Such loans are treated as impaired assets and categorised as non-accrual loans as set out and explained in note 11.

(S) ROUNDING

Amounts have been rounded to the nearest thousand dollars except for note 26 which is rounded to the nearest million dollars and note 30 which is in whole dollars.

(T) COMPARATIVE FIGURES

Where necessary, comparative figures have been adjusted to conform with changes in presentation in the current year.

(U) JUDGMENTS AND ASSUMPTIONS

QTC has made no judgements or assessments which may cause a material adjustment to the carrying amounts of assets and liabilities within the next reporting period.

46 QUEENSLAND TREASURY CORPORATION

3. Interest Income and Interest Expense

		FOR THE YEAR ENDED 30 JUNE 2007
	INTEREST $000	NET UNREALISED GAIN/LOSS $000	NET REALISED GAIN/LOSS $000	TOTAL INTEREST $000

INTEREST INCOME
AUSTRALIA
Money market deposits	59 230	8	—	59 238
Discount securities	487 748	397	(135)	488 010
Commonwealth and semi-government securities	117 767	(16 810)	(50 225)	50 732
Floating rate notes	175 709	189	1 110	177 008
Other investments	65 730	(4 980)	(91)	60 659
Forward rate agreements	—	(84 698)	—	(84 698)
Onlendings*	821 624	(53 000)	—	768 624

OVERSEAS
Credit derivatives	772	(201)	(7)	564

	1 728 580	(159 095)	(49 348)	1 520 137

INTEREST EXPENSE
AUSTRALIA
Deposits	316 578	302	—	316 880
Treasury notes	28 166	41	—	28 207
Bonds	977 446	(317 257)	(114 790)	545 399
Credit foncier loans	229	(776)	—	(547)
Interest rate swaps	55 557	77 170	—	132 727
Forward rate agreements	—	(449)	783	334
Futures	—	(1 089)	20 246	19 157

OVERSEAS
Commercial paper	17 020	(36 993)	(147)	(20 120)
Bonds	663 886	(145 957)	(138 886)	379 043
Medium-term notes	15 923	553	(495)	15 981
Forward exchange contracts	12	7 206	33 607	40 825

OTHER
Registration and issue costs	2 194	—	—	2 194
Commissions on futures	1 684	—	—	1 684

	2 078 695	(417 249)	(199 682)	1461 764

*	The majority of onlendings are provided to customers on a pooled fund basis. Interest costs are allocated to customers based on the daily movement in the market value of the pooled fund. Except for fixed rate loans, the interest from onlendings figure includes unrealised gains and losses which reflects the amount charged to customers.

2006-2007 ANNUAL REPORT 47

Notes to and Forming Part of the Financial Statements

for the year ended 30 June 2007 (continued)

3. Interest Income and Interest Expense (continued)

		FOR THE YEAR ENDED 30 JUNE 2006
	INTEREST $000	NET UNREALISED GAIN/LOSS $000	NET REALISED GAIN/LOSS $000	TOTAL INTEREST $000
INTEREST INCOME
AUSTRALIA
Money market deposits	61 317	(8)	—	61 309
Discount securities	344 783	(1 374)	126	343 535
Commonwealth and semi-government securities	93 348	(42 418)	14 607	65 537
Floating rate notes	149 452	(221)	353	149 584
Other investments	69 054	(15 848)	1 710	54 916
Forward rate agreements	—	(27 164)	—	(27 164)
Onlendings*	648 327	(76 021)	—	572 306

OVERSEAS
Credit derivatives	559	301	1	861

	1 366 840	(162 753)	16 797	1 220 884

INTEREST EXPENSE
AUSTRALIA
Deposits	302 970	17	—	302 987
Treasury notes	23 389	(776)	—	22 613
Bonds	795 738	(398 254)	7 012	404 496
Credit foncier loans	350	(226)	—	124
Interest rate swaps	9 044	101 526	—	110 570
Forward rate agreements	—	369	(409)	(40)
Futures	—	4 440	15 283	19 723

OVERSEAS
Commercial paper	5 493	4 663	—	10 156
Bonds	582 494	(3 20 590)	3 031	264 935
Medium-term notes	26 559	(1 115)	(918)	24 526
Cross currency swaps	453	(558)	—	(105)
Forward exchange contracts	11	3 254	(6 320)	(3 055)

OTHER
Registration and issue costs	1 993	—	—	1 993
Commissions on futures	1 345	—	—	1 345

	1 749 839	(607 250)	17 679	1 160 268

*	The majority of onlendings are provided to customers on a pooled fund basis. Interest costs are allocated to customers based on the daily movement in the market value of the pooled fund. Except for fixed rate loans, the interest from onlendings figure includes unrealised gains and losses which reflects the amount charged to customers.

48 QUEENSLAND TREASURY CORPORATION

4. Management Fees

Management fees represent income earned from the management of QTC’s onlendings and deposits. A further amount of $8.060 million (2006 $7.778 million), derived from interest rate margins on certain managed funds and pools, has been included under interest income.

5. Administration Expenses

	30 JUNE 2007 $000	30 JUNE 2006 $000
Salaries and related costs	14 567	12 914
Superannuation contributions	1 711	1 268
Consultants’fees (i)	3 423	2 643
Outsourced fees (ii)	1 135	1 016
Depreciation on property, plant and equipment	6 156	7 056
Amortisation on intangibles	211	152
Computer and maintenance charges	1 345	1 257
Property charges including rental	1 321	1 274
External audit fees (iii)	295	297
Internal audit fees	366	300
Staff training and development	261	205
Investor and market relations program	439	375
Other administration expenses	1 728	1 492

	32 958	30 249

(i) CONSULTANTS’ FEES
Legal costs professional/technical	1 073	934
Information technology	93	306
Contractors/secondments	1 459	767
Finance/accounting	473	229
Human resource management	61	100
Management	—	103
Communications	108	104
Other	156	100

	3 423	2 643

(ii) OUTSOURCED SERVICES
Information services	533	585
Registry charges	123	68
Economic services	126	93
Domestic and international clearing charges	219	173
Bank charges	84	44
Other	50	53

	1 135	1 016

(iii) EXTERNAL AUDIT FEES
The external auditors (Queensland Audit Office) do not provide any consulting services to QTC.

2006-2007 ANNUAL REPORT 49

Notes to and Forming Part of the Financial Statements

for the year ended 30 June 2007 (continued)

6. Payment in Lieu of Income Tax

	30 JUNE 2007 $000	30 JUNE 2006 $000
INCOME TAX EXPENSE
Current tax	13 485	13 162
Deferred tax	255	(421)

	13 740	12 741

Deferred income tax expense/(revenue) included in income tax expense comprises:
Decrease/(increase) in deferred tax assets	602	(448)
(Decrease)/ increase in deferred tax liabilities	(347)	27

	255	(421)

NUMERICAL RECONCILIATION OF INCOME TAX EXPENSE TO PRIMA FACIE TAX PAYABLE
Operating surplus from continuing operations before income tax expense	59 589	62 310

Tax at the Australian tax rate of 30%	17 877	18 693
Tax effect of amounts which are not deductible /(taxable) in calculating taxable income:
Non-taxable pools	(4 150)	(5 966)
Share of net profit of jointly controlled entities	2	(26)
Other	11	40

INCOME TAX EXPENSE	13 740	12 741

Deferred income tax at 30 June relates to the following:

DEFERRED TAX LIABILITIES
Prepayments	—	347

DEFERRED TAX ASSETS
Accelerated depreciation for accounting purposes	—	23
Accruals	48	750
Employee benefits	1 036	913

TAX ASSETS	1 084	1 686

Current tax liability	13 485	13 162
Deferred tax liability	—	347

TAX LIABILITIES	13 485	13 509

7. Receivables
Operating leases	1 216	1 410
Sundry debtors	1 277	820
GST receivable	—	48

	2 493	2 278

50 QUEENSLAND TREASURY CORPORATION

8. Financial Assets at Fair Value through Profit or Loss

	30 JUNE 2007 $000	30 JUNE 2006 $000
AUSTRALIA
Money market deposits	749 202	1 543 324
Discount securities	9 136 761	5 661 421
Commonwealth and semi-government securities*	2 429 777	2 491 860
Floating rate notes	2 980 401	2 775 491
Other investments	904 264	1 085 628

	16 200 405	13 557 724

The total includes investments made to manage:

•	deposits of $7 352.204 million (2006 $5 329.329 million)

•	surpluses and reserves of $373.349 million (2006 $327.500 million)

•	cross border lease deferred income of $126.925 million (2006 $136.007 million)

The remaining investments are used to facilitate management of interest rate risk or result from QTC borrowing in advance of requirements.

*	QTC maintains holdings of its own stocks. These holdings have been excluded from Financial Assets and Financial Liabilities at Fair Value through Profit or Loss (refer note 16).

9. Derivative Financial Assets

AUSTRALIA
Interest rate swaps	82 697	63 915
Forward rate agreements	28 200	2 126

OVERSEAS
Forward exchange contracts	1 088	116
Credit derivatives	866	590

	112 851	66 747

10. Onlendings

Government departments and agencies	2 994 540	1 923 668
Government owned corporations	15 143 495	12 903 933
Local government	2 932 106	2 719 311
QTC related entities (1)	333 012	372 896
Queensland water entities	770 117	198 361
Statutory bodies	828 340	758 318
Tollway companies	1 249 534	932 371
Other bodies	12 914	14 379
Co-operative housing society loans	4 951	8 475
Provisions for impaired loans (note 11)	(155)	(130)

	24 268 854	19 831 582

(1)	Included in the above figure is an onlending to DBCT Holdings Pty Ltd to fund the purchase and lease of operating rights to the Dalrymple Bay Coal Terminal (refer note 16 and note 29). The onlending is offset by a deposit of $333 million (2006 $373 million) held by QTC on behalf of the lessee of the terminal (refer note 16).

2006-2007 ANNUAL REPORT 51

Notes to and Forming Part of the Financial Statements

for the year ended 30 June 2007 (continued)

11. Impairment of Co-operative Housing Society Loans

	30 JUNE 2007 $000	30 JUNE 2006 $000
MOVEMENT IN PROVISIONS
Balance at 1 July	130	136
Charge against profit	25	(6)

BALANCE AT 30 JUNE	155	130

Impaired assets consist of non-accrual loans and restructured loans in respect of co-operative housing societies.

Non-accrual loans are loans for which there is reasonable doubt about the recovery of principal and interest and therefore provisions for impairment are recognised. Restructured loans consist of loans where the original contractual terms have been modified as a concession to the borrowers and revised terms are not comparable with those for new loans of similar risk. There were no restructured loans at 30 June 2007.

Past due loans are loans where principal and or interest are at least 90 days in arrears but full recovery of principal and interest is expected.

The following table provides an analysis of QTC’s impaired assets.

NON-ACCRUAL LOANS
With specific provisions	520	579
Less specific provisions for impaired loans	155	130

NET NON-ACCRUAL LOANS	365	449

PAST DUE LOANS	653	884

12. Property, Plant and Equipment

GROSS PROPERTY, PLANT AND EQUIPMENT	46 482	49 660
Less accumulated depreciation	20 997	18 401

NET PROPERTY, PLANT AND EQUIPMENT	25 485	31 259

REPRESENTED BY: Information technology equipment	3 559	6 134
Less accumulated depreciation	2 800	4 445

	759	1 689

Furniture, fittings and office equipment	27 705	29 057
Less accumulated depreciation	13 970	11 047

	13 735	18 010

Plant and machinery	15 218	14 469
Less accumulated depreciation	4 227	2 909

	10 991	11 560

	25 485	31 259

52 QUEENSLAND TREASURY CORPORATION

12. Property, Plant and Equipment (continued)

Reconciliations of the carrying amounts for each class of property, plant and equipment are set out below:

DESCRIPTION	INFORMATION TECHNOLOGY EQUIPMENT	FURNITURE, FITTINGS AND OFFICE EQUIPMENT	PLANT AND MACHINERY	TOTAL
	$000	$000	$000	$000
Carrying amount at 1 July 2005	4 353	22 563	12 239	39 155
Acquisitions	115	131	612	858
Disposals	(1 119)	(579)	—	(1 698)
Depreciation	(1 660)	(4 105)	(1 291)	(7 056)

CARRYING AMOUNT AT 30 JUNE 2006	1 689	18 010	11 560	31 259

Carrying amount at 1 July 2006	1 689	18 010	11 560	31 259
Acquisitions	180	120	749	1 049
Disposals	(372)	(295)	—	(667)
Depreciation	(738)	(4 100)	(1 318)	(6 156)

CARRYING AMOUNT AT 30 JUNE 2007	759	13 735	10 991	25 485

13. Intangible Assets

	30 JUNE 2007 $000	30 JUNE 2006 $000
SOFTWARE, AT COST	2 683	2 292
Less accumulated amortisation	2 192	1 982

NET INTANGIBLE ASSETS	491	310

CARRYING AMOUNT AT 1 JULY	310	111
Acquisitions	392	351
Amortisation	(211)	(152)

CARRYING AMOUNT AT 30 JUNE	491	310

14. Payables

Cross border lease deferred income	126 925	136 007
Whole of Government Debt Pool net position	41 703	55 786
Administration expenses	5 401	2 501
Employee benefits	3 455	3 045
Unearned revenue	711	492
Other creditors	269	274
GST payable	2 114	—

	180 578	198 105

2006-2007 ANNUAL REPORT 53

Notes to and Forming Part of the Financial Statements

for the year ended 30 June 2007 (continued)

15. Derivative Financial Liabilities

	30 JUNE 2007 $000	30 JUNE 2006 $000
AUSTRALIA
Interest rate swaps	154 861	84 606
Forward rate agreements	105 699	16 809

OVERSEAS
Foreign exchange swaps	10 895	2 716
Credit derivatives	499	27

	271 954	104 158

16. Financial Liabilities at Fair Value through Profit or Loss

DEPOSITS
Government departments and agencies	81 590	1 107 209
Government owned corporations	3 890 866	1 011 146
Local governments	1 476 119	1 320 131
Tollway companies	31 511	14 719
Statutory bodies	761 897	561 331
QTC related entities	53 152	48 158
Other depositors(1)	524 596	536 903

	6 819 731	4 599 597

Stock lending	279 241	358 459
Repurchase agreements	253 232	371 273

	7 352 204	5 329 329

(1) Includes a security deposit of $333 million (30 June 2006 $373 million) held on behalf of the lessee of the Dalrymple Bay Coal Terminal.

INTEREST-BEARING LIABILITIES

AUSTRALIA
Treasury notes	374 782	—
Bonds	20 123 591	15 784 949
Credit foncier loans	1 908	4 660

	20 500 281	15 789 609

OVERSEAS
Commercial paper(a)	219 400	108 322
Bonds(b)	11 533 429	11 150 801
Medium-term notes(c)	167 638	470 845

	11 920 467	11 729 968

	32 420 748	27 519 577

TOTAL	39 772 952	32 848 906

(a)	Includes $7.665 million (2006 $ nil) of commercial paper borrowed in the Euro Australian dollar commercial paper markets.
(b)	Consists of global bonds which are borrowed in the United States’domestic and Euro bond markets in Australian dollars.
(c)	Consists of borrowings in the Euro medium-term note markets in Australian dollars.

Derivatives used to hedge offshore borrowings results in no net exposure to any foreign currency. Details of QTC’s exposure to foreign currencies and the derivatives used to hedge this exposure are disclosed in note 19 (A)(i).

QTC borrowings are guaranteed by the Queensland Government under the Queensland Treasury Corporation Act 1988. Other debt for which QTC has assumed debt service responsibility has been guaranteed under the appropriate Act which covered each borrowing at the time the loan was raised.

54 QUEENSLAND TREASURY CORPORATION

16. Financial Liabilities at Fair Value through Profit or Loss (continued)

The difference between the carrying amount of financial liabilities and the amount contractually required to be paid at maturity to the holder of the obligation is set out in the following table.

30 JUNE 2007
	FAIR VALUE $000	REPAYMENT AT MATURITY $000	DIFFERENCE $000
INTEREST-BEARING LIABILITIES
AUSTRALIA
Commercial paper	374 782	380 000	(5 218)
Bonds	20 123 591	20 419 500	(295 909)
Credit foncier loans	1 908	1 738	170

	20 500 281	20 801 238	(300 957)

OVERSEAS
Commercial paper	219 400	222 267	(2 867)
Bonds	11 533 429	11 659 063	(125 634)
Medium-term notes	167 638	158 900	8 738

	11 920 467	12 040 230	(119 763)

	32 420 748	32 841 468	(420 720)

30 JUNE 2006
	FAIR VALUE $000	REPAYMENT AT MATURITY $000	DIFFERENCE $000
INTEREST-BEARING LIABILITIES
AUSTRALIA
Bonds	15 784 949	15 618 983	165 966
Credit foncier loans	4 660	3 815	845

	15 789609	15 622 798	166 811

OVERSEAS
Commercial paper	108 322	108 785	(463)
Bonds	11 150 801	10 954 996	195 805
Medium-term notes	470 845	458 859	11 986

	11 729 968	11 522 640	207 328

	27 519 577	27 145 438	374 139

2006-2007 ANNUAL REPORT 55

Notes to and Forming Part of the Financial Statements

for the year ended 30 June 2007 (continued)

17. Reserves

	30 JUNE 2007 $000	30 JUNE 2006 $000
GENERAL RESERVE
Balance at 1 July	39 082	39 082

BALANCE AT 30 JUNE	39 082	39 082

CREDIT RISK RESERVE(1)
BALANCE AT 1 JULY	21 321	16 824
Transfer from retained surplus	6 808	4 497

BALANCE AT 30 JUNE	28 129	21 321

BASIS RISK RESERVE(2)
Balance at 1 july	14 000	13 000
Transfer from retained surplus	2 500	1 000

BALANCE AT 30 JUNE	16 500	14 000

TOTAL	83 711	74 403

(1)	QTC’s Cash Fund is capital guaranteed .To reduce the impact of a credit failure on its retained earnings, QTC sets aside a certain portion of its fees earned from the Cash Fund to the Credit Risk Reserve together with interest accumulated on the reserves. The Reserve will be utilised if a credit event results in there being a shortfall between the guaranteed capital and the investments of the fund.
(2)	The Basis Risk Reserve has been created to provide for losses that may occur as a result of basis risk where QTC has borrowed in excess of its loans to customers. The excess borrowings are needed to enable QTC to manage its customer debt portfolios and liquidity, and are hedged through the purchase of highly liquid assets. Gains/losses may occur due to interest yields on the asset hedges not moving in exactly the same manner as the interest yields on borrowings. Basis risk has been measured using the value at risk methodology. QTC is confident at the 99% level, that the accumulated losses as a result of basis risk on surplus fixed rate funding over a 10 business day period, will be no greater than the value of the reserve for surplus fixed rate funding. Further at 99% confidence, the accumulated loss as a result of basis risk on surplus floating rate funding over a 20 business day period, will be no greater than the value of the reserve for surplus floating rate funding.

The remaining reserves are maintained for general purposes.

56 QUEENSLAND TREASURY CORPORATION

18. Notes to the Cash Flow Statement

	30 JUNE 2007 $000	30 JUNE 2006 $000
(A) RECONCILIATION OF OPERATING SURPLUS AFTER PAYMENT IN LIEU OF INCOME TAX TO NET CASH OUTFLOW FROM OPERATING ACTIVITIES
OPERATING SURPLUS AFTER PAYMENT IN LIEU OF INCOME TAX	45 849	49 569

NON-CASH FLOWS IN OPERATING SURPLUS
interest-bearing liabilities - net unrealised gain	(417 535)	(611 703)
Interest-bearing liabilities - net unrealised exchange loss/(gain)	36 951	(4 302)
Onlendings net unrealised loss	53 381	128 487
Financial assets at fair value through profit or loss - net unrealised loss	85 296	84 586
Financial assets at fair value through profit or loss - net unrealised exchange gain	(49)	(13)
Deposits-net unrealised gain	(286)	(23)
Depreciation of property, plant and equipment	6 155	7 056
Net (gain) / loss on sale of property, plant and equipment	(14)	58
Amortisation of intangibles	211	152
Doubtful debts expense co-operative housing societies	25	(6)
Share of loss/ (profit) of investments accounted for using the equity method	5	(85)

CHANGES IN ASSETS AND LIABILITIES
Decrease/ (increase) in financial assets at fair value through profit or loss - net accrued interest	47 744	(55 474)
Decrease in financial assets at fair value through profit or loss - net discount/ premium	51 741	20 031
Decrease/(increase) in deferred tax asset	602	(448)
(Increase)/decrease in onlendings-net accrued interest	(205)	1 980
(Increase) in receivables	(215)	(65)
(Increase) in prepayments	(93)	(12)
Increase in interest-bearing liabilities - net accrued interest	54 230	61 477
(Decrease) in interest-bearing liabilities-net discount/premium	(410 466)	(85 415)
(Decrease) / increase in deposits net accrued interest	(4)	1 222
(Decrease)/increase in payables	(17 527)	5 702
(Decrease)/ increase in deferred tax liability	(347)	27
Increase in income tax equivalent payable	323	1 585

NET CASH (OUTFLOW)/ INFLOW FROM OPERATING ACTIVITIES	(464 228)	(395 614)

(B) CASH FLOWS PRESENTED ON A NET BASIS

Cash flows arising from the following activities are presented on a net basis in the Cash Flow Statement:

•	loan advances to and redemptions from customers

•	receipt and withdrawal of customer deposits,

•	money market and other deposits.

2006-2007 ANNUAL REPORT 57

Notes to and Forming Part of the Financial Statements

for the year ended 30 June 2007 (continued)

19. Financial Risk Management

QTC’s activities expose it to a variety of financial risks; market risk (including currency risk, interest rate risk and price risk), credit risk and liquidity risk. QTC’s overall financial risk management program focuses on managing the volatility of financial markets and seeks to minimise potential adverse effects on the financial performance of QTC and its customers. QTC uses derivative financial instruments such as foreign exchange contracts, interest rate swaps and futures contracts to manage certain risk exposures.

All portfolio management activities are conducted within Board approved policy. The Board approves written policies for overall risk management, as well as specific areas such as mitigating foreign exchange, interest rate and credit risks, the use of derivative financial instruments and investing excess liquidity.

Robust systems are in place for managing risk, and compliance with risk policies is monitored closely. The financial risk management process, including daily measuring and monitoring of market risk exposure as well as credit reviews of counterparties and total credit exposure, is performed by teams separate from the teams transacting and is subject to review by the Risk Management Team (comprising management representatives) and the Risk Management Committee. The Risk Management Committee was established during 2002 and comprises the entire QTC Board. Members of QTC’s Risk Management Team are invited to attend Risk Management Committee meetings as required.

(A) MARKET RISK

QTC uses a Board approved value-at-risk (VaR) framework to manage the market risk incurred by QTC as part of its funding activities. The historical simulation approach is used to calculate VaR, at a 99% confidence level, using 18 months of market data. QTC is currently investigating supplementary risk measures such as scenario analysis and sensitivity limits.

(i) FOREIGN EXCHANGE RISK

QTC has facilities that allow for borrowing in foreign currencies. All foreign currency borrowings are either hedged to Australian dollars to ensure no currency risk or utilised to invest in a foreign currency financial asset, effectively eliminating any foreign currency exposure.

QTC enters into both forward exchange contracts and cross currency swaps to manage the exposure of foreign currency borrowings and offshore investments to fluctuations in exchange rates.

The following table summarises the hedging effect that cross currency swaps and forward exchange contracts have had on face value offshore borrowings and investments stated in Australian dollars.

	BORROWINGS		OFFSHORE INVESTMENTS		FORWARD EXCHANGE CONTRACTS		NET EXPOSURE
	2007 $000	2006 $000	2007 $000	2006 $000	2007 $000	2006 $000	2007 $000	2006 $000
USD	(140 033)	(108 785)	2 643	2 411	137 390	106 374	—	—
HKD	(32 369)	—	—	—	32 369	—	—	—
SGD	(19 962)	—	—	—	19 962	—	—	—
EUR	(22 152)	—	—	—	22 152	—	—	—
AUD	(11 810 213)	(11 553 855)	—	—	(180 872)	114 075	11 991 085	11 439 780

58 QUEENSLAND TREASURY CORPORATION

19.	Financial Risk Management (continued)

(A) MARKET RISK (CONTINUED)

(ii) INTEREST RATE RISK

As the State’s corporate treasury, QTC undertakes portfolio management activities on behalf of customers and raises funding in advance of requirements. QTC borrows in advance of requirements to ensure Queensland public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing loans. These activities expose QTC to interest rate risk which is managed within the value-at-risk framework.

QTC’s customer portfolios are managed based on a duration benchmark. Duration is a direct measure of the interest rate sensitivity of a financial instrument and quantifies the change in value of a financial instrument due to interest rate movements. To manage the risk of non-parallel yield curve movements, QTC allocates portfolio cash flows to a series of time periods and calculates the duration for each of these time periods against the benchmark duration for each of these periods.

QTC enters into interest rate swaps, forward rate agreements and futures contracts to assist in the management of interest rate risk.

In most instances, interest rate swaps are utilised to change the interest rate profiles of medium to long term fixed rate borrowings to floating rate borrowings at rates that are lower than those available to QTC if short term borrowings were utilised. This also results in a source of medium to long term floating rate funding. At times, floating to fixed swaps are undertaken to generate a fixed rate term funding profile. Under interest rate swaps, QTC agrees with other parties to exchange at specified intervals the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional principal amount.

Forward rate agreements are used by QTC to lock-in a guaranteed return on known cash flows as and when they fall due or to manage the duration of a particular pool or fund.

Futures contracts are used primarily for the same purpose as forward rate agreements. These contracts have limited credit risk as organised exchanges are the counterparties.

At 30 June 2007, if interest rates had changed by -/+1 % from the year end rates applicable to QTC’s financial assets and financial liabilities with all other variables held constant, post tax profit and equity for the year would have been $3.747 million higher/lower (2006: $1.936 million higher/lower). In general, the risk characteristics of funds borrowed together with the financial derivatives used to manage interest rate and foreign currency risks closely match those of funds onlent so that the change in profit/equity is mainly as a result of an increase/decrease in the fair value of QTC’s capital.

2006-2007 ANNUAL REPORT 59

Notes to and Forming Part of the Financial Statements

for the year ended 30 June 2007 (continued)

19. Financial Risk Management (continued)

(A) MARKET RISK (CONTINUED)

(iii) SUMMARISED SENSITIVITY ANALYSIS

The table below summarises the sensitivity of QTC’s financial assets and liabilities to interest rate and foreign exchange risk.

	CARRYING AMOUNT	INTEREST RATE RISK				FOREIGN EXCHANGE RISK
30 JUNE 2007	$000	-1% PROFIT $000	-1% EQUITY $000	+1% PROFIT $000	+1% EQUITY $000	-10% PROFIT $000	-10% EQUITY $000	+10% PROFIT $000	+10% EQUITY $000
FINANCIAL ASSETS
Money Market Deposits	749 202	20	20	(20)	(20)	—	—	—	—
Discount securities	9 136 761	10 787	10 787	(10 787)	(10 787)	—	—	—	—
Commonwealth and State securities	2 429 777	89 549	89 549	(89 549)	(89 549)	—	—	—	—
Onlendings	24 269 009	787 637	787 637	(787 637)	(787 637)	—	—	—	—
Floating rate notes	2 980 401	3 310	3 310	(3 310)	(3 310)	—	—	—	—
Other investments	904 264	12 675	12 675	(12 675)	(12 675)	1 380	1 380	(1 380)	(1 380)
Derivatives	112 851	12 968	12 968	(12 968)	(12 968)	(4 110)	(4 110)	4 110	4 110

	40 582 265	916 946	916 946	(916 946)	(916 946)	(2 730)	(2 730)	2 730	2 730

FINANCIAL LIABILITIES
Deposits	7 352 204	(10 479)	(10 479)	10 479	10 479	(1 380)	(1 380)	1 380	1 380
Interest-bearing liabilities	32 420 748	(1 213 511)	(1 213 511)	1 213 511	1 213 511	(15 072)	(15 072)	15 072	15 072
Derivatives	271 954	310 791	310 791	(310 791)	(310 791)	19 182	19 182	(19 182)	(19 182)

	40 044 906	(913 199)	(913 199)	913 199	913 199	2 730	2 730	(2 730)	(2 730)

INCREASE/(DECREASE)		3 747	3 747	(3 747)	(3 747)	—	—	—	—

	CARRYING AMOUNT	INTEREST RATE RISK				FOREIGN EXCHANGE RISK
30 JUNE 2006	$000	-1% PROFIT $000	-1% EQUITY $000	+1% PROFIT $000	+1% EQUITY $000	-10% PROFIT $000	-10% EQUITY $000	+10% PROFIT $000	+10% EQUITY $000
FINANCIAL ASSETS
Money Market Deposits	1 543 324	84	84	(84)	(84)	—	—	—	—
Discount securities	5 661421	5 327	5 327	(5 327)	(5 327)
Commonwealth and State securities	2 491860	125 993	125 993	(125 993)	(125 993)	—	—	—	—
Onlendings	19 831 582	698 593	698 593	(698 593)	(698 593)
Floating rate notes	2 775 491	2 863	2 863	(2 863)	(2 863)	—	—	—	—
Other investments	1 085 628	19 909	19 909	(19 909)	(19 909)	2 747	2 747	(2 747)	(2 747)
Derivatives	66 747	80 466	80 466	(80 466)	(80 466)

	33 456 053	933 235	933 235	(933 235)	(933 235)	2 747	2 747	(2 747)	(2 747)

FINANCIAL LIABILITIES
Deposits	5 329 329	(5 644)	(5 644)	5 644	5 644	(2 747)	(2 747)	2 747	2 747
Interest-bearing liabilities	27 519 577	(1 093 617)	(1 093 617)	1 093 617	1 093 617	(9 847)	(9 847)	9 847	9 847
Derivatives	104 158	167 962	167 962	(167 962)	(167 962)	9 847	9 847	(9 847)	(9 847)

	32 953 064	(931 299)	(931 299)	931 299	931 299	(2 747)	(2 747)	2 747	2 747

INCREASE/(DECREASE)		1 936	1 936	(1 936)	(1 936)	—	—	—	—

60 QUEENSLAND TREASURY CORPORATION

19. Financial Risk Management (continued)

(B) LIQUIDITY RISK

QTC maintains its domestic and global benchmark bonds as its core medium and long-term funding facilities and its euro-commercial paper facility and domestic treasury note facility as its core short-term funding facilities. QTC’s short-term investment facilities are structured to ensure maximum flexibility, ease of use and liquidity. QTC has an extensive range of funding facilities in place to prevent the possibility of not being able to settle a transaction on the due date (refer note 26).

In addition, QTC borrows in advance of requirements:

•	to reduce the risk of refinancing maturing loans, and

•	to ensure Queensland public sector entities have ready access to funding when required.

QTC also maintains sufficient liquidity to manage the duration of its debt portfolios.

The following table sets out the liquidity risk of financial liabilities held by QTC. With the exception of deposits, the maturity analysis has been calculated based on cash flows relating to the repayment of the principal (face value) amount outstanding at balance date and contractual terms. Deposits on account of the Cash Fund and Working Capital Facility (11AM Fund) are repayable at call whilst deposits held as security for stock lending and repurchase agreements are repayable when the security is lodged with QTC.

MATURITY PERIOD AT 30 JUNE 2007
	AT CALL	0 TO 3 MONTHS	3 TO 12 MONTHS	1 TO 5 YEARS	OVER 5 YEARS	TOTAL
	$000	$000	$000	$000	$000	$000
LIABILITIES
Deposits	7 098 784	252 611	—	—	—	7 351 395
Interest-bearing liabilities	—	3 378 158	395 871	16 203 079	12 864 360	32 841 468

TOTAL MONETARY LIABILITIES	7 098 784	3 630 769	395 871	16 203 079	12 864 360	40 192 863

MATURITY PERIOD AT 30 JUNE 2006
	AT CALL	0 TO 3 MONTHS	3 TO 12 MONTHS	1 TO 5 YEARS	OVER 5 YEARS	TOTAL
	$000	$000	$000	$000	$000	$000
LIABILITIES
Deposits	4 969 782	357 404	—	—	—	5 327 186
Interest-bearing liabilities	—	192 710	485 151	17 905 604	8 561 973	27 145 438

TOTAL MONETARY LIABILITIES	4 969 782	550 114	485 151	17 905 604	8 561 973	32 472 624

2006-2007 ANNUAL REPORT 61

Notes to and Forming Part of the Financial Statements

for the year ended 30 June 2007 (continued)

19. Financial Risk Management (continued)

(C) CREDIT RISK

QTC is exposed to credit risk. Credit risk is constantly assessed, measured and managed in strict accordance with QTC’s Credit risk policies. Exposure to credit risk is managed through regular analysis of the ability of borrowers, potential borrowers, and financial market counterparties with respect to derivative instruments to meet interest and capital repayment obligations and by changing lending limits where appropriate.

Whilst QTC’s capital is not subject to regulatory oversight, QTC utilises a capital adequacy approach based on Basel II: International Convergence of Capital Measurements and Capital Standards to calculate and advise the Board of the amount of capital required to cover its credit risk.

Credit exposure is QTC’s estimate of its potential loss at balance date in relation to investments and derivative contracts in the event of non-performance by all counterparties. The credit exposure is calculated utilising the value-at-risk methodology which takes into account the current market value, duration, term to maturity and interest rate and/or exchange rate volatility. The following table represents QTC’s exposure to credit risk at 30 June:

CREDIT EXPOSURE
	30 JUNE 2007 $000	30 JUNE 2006 $000
Financial assets at fair value through profit or loss	21 004 539	17 524 948

DERIVATIVES

Interest rate swaps	454 733	393 598
Forward rate agreements	—	2 337
Forward exchange contracts	15 052	5 034
Credit derivatives	367 352	269 860

QTC has a significant concentration of credit risk within the finance and investment industry. This is unavoidable given the size of QTC’s investment portfolio and the requirement to invest with counterparties rated A- or better and to invest in highly liquid securities.

Counterparties for onlendings with the exception of very small exposures to Suncorp-Metway Ltd, co-operative housing societies and primary producer co-operatives are principally Queensland Government sector entities and in some cases an explicit Government guarantee exists. There is a specific Queensland Government guarantee in place for the Suncorp-Metway Limited loans. As a consequence, these exposures are not included in QTC’s total credit exposure.

QTC adopts a conservative approach to the management of credit risk with a strong bias to high quality counterparties. QTC maintains a ratings based approach in determining maximum credit exposures to counterparties. The country of domicile, the size of the balance sheet of the counterparty and the size of its fund raising programs are also taken into account when determining limits.

Counterparty exposure by rating for all investments and derivative contracts is listed below.

	CREDIT EXPOSURE
RATING	30 JUNE 2007%	30 JUNE 2006%
AAA	39	40
AA+	8	8
AA	34	6
AA-	10	36
A+	6	7
A	3	3
A-	0	0

20. Concentrations of Borrowings and Deposits

There are no material concentrations of borrowings as these funds are raised from diversified sources through various facilities disclosed under funding facilities in note 26. Managed fund depositors are principally Queensland Government sector entities. These deposits are invested in either QTC’s Cash Fund or Working Capital Facility (11AM Fund) which have a large core of liquid investments. Deposits for Stock Lending and Repurchase Agreements are invested in the Working Capital Facility (11AM Fund) which can be liquidated daily at no cost.

62 QUEENSLAND TREASURY CORPORATION

21. Contingent Liabilities

The following contingent liabilities existed at balance date:

•

A total of $1 186 million (2006 $666 million) of Queensland Treasury Corporation inscribed stock was lent to various financial institutions. QTC lends stock on the basis that there is a simultaneous commitment by the other party to return the stock on an agreed date. These loans are made to support the liquidity of QTC bonds in the financial markets and form part of QTC’s total exposure to these financial institutions. Historically, the likelihood of a loss being incurred through default by a counterparty has been remote (refer note 24).

•

With regard to certain cross border lease transactions, QTC has assumed responsibility for a significant portion of the transaction risk. If certain events occur, QTC could be liable to make additional payments under the transactions. However external advice and history to date indicate the likelihood of these events occurring is remote. In addition, QTC has provided certain guarantees and indemnities to various participants in the cross border lease transactions. Expert external advisors consider, that unless exceptional and extreme circumstances arise, QTC will not be required to make a significant payment under these guarantees and indemnities.

•

To facilitate the merger of the former State owned financial institutions, Suncorp and QIDC with Metway Bank Ltd, QTC provided guarantees relating to certain obligations of the Queensland Government and Suncorp General Insurance Ltd. These guarantees are supported by counter indemnities from the Treasurer on behalf of the State of Queensland.

•

QTC has provided guarantees relating to the trading activities of Ergon Energy and CS Energy, Queensland Government owned corporations, or their subsidiaries, in the National Electricity Market to the value of $204.1 million (2006 $173.4 million) which are supported by counter indemnities from these Queensland Government owned corporations.

•

QTC has provided guarantees to the value of $88 million (2006 $123.4million) to support the commercial activities of various Queensland public sector entities. In each case, a counter indemnity has been obtained by QTC from the appropriate public sector entity.

•

To provide support in relation to the sale by Tarong Energy Corporation Ltd of a 50% share in the Tarong North Power Station, QTC provided a guarantee of certain payment obligations of Tarong Energy Corporation Ltd under the transaction together with providing an irrevocable put option for 50% of the power station exercisable by the option holder under certain circumstances. This guarantee and put option are supported by an indemnity from Tarong Energy Corporation Ltd and an indemnity from the Treasurer for and on behalf of the State of Queensland.

2006-2007 ANNUAL REPORT 63

Notes to and Forming Part of the Financial Statements

for the year ended 30 June 2007 (continued)

22. Operating Leases

QTC AS LESSEE

QTC has entered into a commercial lease for the tenancy of 61 Mary Street, Brisbane for an initial term of ten years from 1 January 2003 to 31 December 2012, with an option to renew the lease after that date. Lease payments are increased to reflect market rentals.

QTC has entered into various motor vehicle lease agreements expiring within one to three years.

The future minimum rentals payable under non-cancellable operating leases are as follows:

	30 JUNE 2007 $000	30 JUNE 2006 $000
PAYABLE
Not longer than 1 year	1 134	1 060
Longer than 1 year but not longer than 5 years	4 135	3 776
Longer than 5 years	507	1 407

	5 776	6 243

QTC AS LESSOR

QTC has entered into operating leases as lessor under a whole of government lease facility which include information technology equipment, yellow goods and furniture and fittings.

These non-cancellable leases have remaining terms of between 1 and 12 years.

Future minimum rentals receivable under non-cancellable operating leases as at 30 June are as follows:

RECEIVABLE

Not longer than 1 year	6 698	7 303
Longer than 1 year but not longer than 5 years	13 177	17 915
Longer than 5 years	307	364

	20 182	25 582

23. Forward Starting Fixed Rate Loan Commitments

QTC has entered into fixed rate loan agreements with certain customers to lock in interest rates on all or part of future borrowing requirements. QTC’s future borrowing commitments and the period in which funds are to be onlent are as follows.

Not longer than 1 year	1 697 845	891 798
Longer than 1 year but not longer than 5 years	1 902 527	1 053 434

	3 600 372	1 945 232

64 QUEENSLAND TREASURY CORPORATION

24. Stock Lending

In support of an active trading and pricing market for QTC stock, QTC lends stock to various financial institutions. QTC’s stock lending policy ensures that all such transactions are covered by appropriate credit arrangements, credit limits, cash securities or the lodgement of collateral securities.

Stock lent which forms part of QTC’s exposure to a financial institution is reported as a contingent liability (refer note 21). In situations where the financial institution does not have an approved exposure or the limit of the exposure has been reached, the financial institution must either pledge stock which has a market value 10% greater than QTC stock, or deposit cash equivalent to the market value of QTC stock lent.

At 30 June 2007, there was no stock lent (2006 nil) in return for pledged stock whilst $284 million (2006 $352 million) of QTC stock was lent with cash held as security. Cash held was $278.004 million (2006 $358.459 million).

25. Segment Information

QTC operates predominantly in the finance and investment industry through liability and fund management activities. Liability management activities relate to the borrowing of funds principally to finance the capital works programs of the State and the management of these borrowings so as to achieve the lowest cost to borrowers. The fund management activities of QTC relate to the investment of the short-term surpluses of these bodies in order to achieve the highest possible return for a given level of risk.

QTC operates in Queensland, Australia.

26. Funding Facilities

FACILITY	LIMIT		FACEVALUE ON ISSUE 2007 $M		FACE VALUE ON ISSUE 2006 $M
Domestic Treasury Note		UNLIMITED	A$	380		—
Domestic A$ Bond		UNLIMITED	A$	20 468	A$	15 793
Global A$ Bond	A$	15 000M	A$	11 659	A$	11 095
Multicurrency US Commercial Paper	US$	1 500M		—	US$	70
Multicurrency Euro Commercial Paper	US$	3 000M	US$	189	US$	11
Multicurrency Euro Medium-Term Note	US$	3 000M	US$	135	US$	459
Multicurrency US Medium-Term Note	US$	500M		—		—

27. Related Party Transactions

(A) ULTIMATE CONTROLLING ENTITY

The immediate controlling entity and ultimate controlling entity during the year was the Under Treasurer of Queensland as the Corporation Sole of QTC.

(B) DIRECTORS AND SPECIFIED EXECUTIVES

Disclosures relating to directors and specified executives are set out in note 31.

2006-2007 ANNUAL REPORT 65

Notes to and Forming Part of the Financial Statements

for the year ended 30 June 2007 (continued)

28. Investments Accounted for using the Equity Method

ENTITY	PRINCIPAL ACTIVITIES	ORDINARY SHARE OWNERSHIP INTEREST		INVESTMENT CARRYING AMOUNT
		2007	2006	2007	2006
Local Government Infrastructure Services Pty Ltd	Provides assistance to Queensland local governments in relation to infrastructure procurement	50%	50%	50%	50%

RESULTS OF JOINT VENTURE ENTITY

Summarised financial information of jointly controlled entity:

	30 JUNE 2007 $000	30 JUNE 2006 $000
INCOME STATEMENT
Revenues	28 472	547
Expenses	28 485	374

Profit before income tax expense	(13)	173
Income tax expense	—	—

NET (LOSS) / PROFIT	(13)	173

BALANCE SHEET
Current assets	41 545	33 004
Non-current assets	—	—

TOTAL ASSETS	41 545	33 004

Current liabilities	32 635	8 892
Non-current liabilities	8 550	23 739

TOTAL LIABILITIES	41 185	32 631

NET ASSETS	360	373

QTC’s share of the joint venture entity’s result and retained profits, including movements in the carrying amount of the investment consists of:

SHARE OF POST-ACQUISITION RETAINED PROFITS
Share of retained profits at 1 July	85	—
Share of net result	(5)	85

SHARE OF RETAINED PROFITS AT 30 JUNE	80	85

MOVEMENTS IN CARRYING AMOUNT OF INVESTMENT
Carrying amount at 1 July	185	—
Investments acquired during the year	—	100
Share of net result	(5)	85

CARRYING AMOUNT AT 30 JUNE	180	185

66 QUEENSLAND TREASURY CORPORATION

29. Investments in Companies

Investments in the following companies are held at cost:

NAME	PRINCIPAL ACTIVITIES	BENEFICIAL INTEREST 2007%	VOTING RIGHTS 2007%	BENEFICIAL INTEREST 2006%	VOTING RIGHTS 2006%
Queensland Treasury Holdings Pty Ltd^	Holding company for a number of subsidiaries and investments	40	24	40	24
Queensland Lottery Corporation Pty Ltd*	Holds the lottery licence and trademarks on behalf of the State of Queensland	40	24	–	–
DBCT Holdings Pty Ltd*	Owns and leases bulk coal port facilities in North Queensland	20	12	20	12
South East Queensland	Owns and operates bulk water storage facility	8	4.8	8	4.8
Water Corporation Limited*	in South East Queensland
City North Infrastructure Pty Ltd*	Manages the procurement of the Airport Link and Northern Busway Project (registered 22 December 2006)	10	6	—	—
Sunshine Locos Pty Ltd#	Dormant	100	100	100	100

^	QTH holds an interest in Queensland Motorways Limited (2 of a total 147 960 shares), (2006 Nil)
*	Beneficial interest and voting rights in the company are held indirectly through QTC’s holdings in Queensland Treasury Holdings Pty Ltd.
#	While a controlled entity of QTC, Sunshine Locos Pty Ltd has not been consolidated into these statements due to its immaterial and dormant status.

2006-2007 ANNUAL REPORT 67

Notes to and Forming Part of the Financial Statements

for the year ended 30 June 2007 (continued)

30. Remuneration of Officers

(A) REMUNERATION OF BOARD AND COMMITTEE MEMBERS

Details of the nature and amount of each major element of the remuneration of the Board Members are as follows:

	SALARY & FEES		OTHER BENEFITS		TOTAL
	2007 $	2006 $	2007 $	2006 $	2007 $	2006 $
Sir Leo Hielscher	90 751	88 106	11 850	9 480	102 601	97 586
Gerard Bradley*	40 366	36 048	—	—	40 366	36 048
Marian Micalizzi	37 108	36 027	—	—	37 108	36 027
Shauna Tomkins	35 717	34 676	—	—	35 717	34 676
Bill Shields	35 625	31 813	—	—	35 625	31 813
Gillian Brown	30 962	30 060	—	—	30 962	30 060
David Coe	30 962	30 060	—	—	30 962	30 060

*	Remuneration is paid to Queensland Treasury and remitted to the Consolidated Fund.

Other benefits include reimbursement of telephone expenses and the provision of a car park. The Chairman also has access to an office and secretarial support. At 30 June 2007, the term of the QTC Board expired. The Governor-in-Council reappointed the QTC Board Members with new terms commencing 1 July 2007, with one change to the Board’s composition. Tim Spencer, the Deputy Under Treasurer, has replaced Gerard Bradley as the Deputy Chairman effective 1 July 2007.

(B) REMUNERATION OF EXECUTIVE OFFICERS

Executive Officers are those officers who are members of the Organisation Management Team involved in the strategic direction, general management or control of the business at an organisational level.

Details of the nature and amount of each major element of the remuneration of the Executive Officers are as follows:

	SALARY & FEES		OTHER BENEFITS		TOTAL
	2007 $	2006 $	2007 $	2006 $	2007 $	2006 $
Chief Executive	488 582	467 125	11 853	12 007	500 435	479 132
General Manager – Financial Markets	329 608	315 120	9 700	4 505	339 308	319 625
General Manager	251 454	240 380	9 547	7 663	261 001	248 043
General Manager	248 642	237 350	9 720	8 299	258 362	245 649
General Manager	204 479	194 930	8 574	7 096	213 053	202 026

Executive Officers’ salary and fees include salary, superannuation and salary sacrificed benefits but exclude any at-risk performance payments for which they may be eligible and changes in annual leave entitlements. Other benefits include reimbursement of telephone expenses and motor vehicle costs.

68 QUEENSLAND TREASURY CORPORATION

30. Remuneration of Officers (continued)

(C) AGGREGATE AT-RISK PERFORMANCE INCENTIVE REMUNERATION

YEAR OF ASSESSMENT
	30 JUNE 2007 $	30 JUNE 2006 $
Aggregate at-risk performance incentive paid or payable	2 943 677	1 626 450
Aggregate remuneration of employees to whom a performance incentive is payable	15 784 098	12 657 610
Number of employees to whom a performance incentive is payable	144	122

31. Other Director and Executive Disclosures

TRANSACTIONS

Directors and executives held directorships with the following entities with which QTC conducted commercial transactions during the year. These transactions included the provision of investment, advisory, banking and company secretarial services and were in the normal course of business and on commercial terms and conditions.

DIRECTORS

•	Queensland Health of which Sir Leo Hielscher is Chairman of the Queensland Health Reform Advisory Panel

•	Local Government Reform Commission of which Sir Leo Hielscher was a Commissioner

•	Queensland Treasury of which Gerard Bradley is Under Treasurer

•	QSuper of which Gerard Bradley is Chairman of the Board of Trustees

•	Queensland Investment Corporation of which Marian Micalizzi is a Director

•	Allco Finance Group Limited of which David Coe is Executive Chairman

•	Minter Ellison of which Gillian Brown is Chairman and a Partner

•	DBCT Holdings Pty Ltd of which Gillian Brown is a Director

•	Queensland Treasury Holdings Pty Ltd (QTH), an entity in which QTC has an investment interest, of which Gerard Bradley is a Director

•	Queensland Water Infrastructure Pty Ltd, of which Gerard Bradley is a Director

•	Water Infrastructure Project Board, of which Gerard Bradley is a Member

EXECUTIVES

•	QTH, of which Stephen Rochester, QTC’s Chief Executive, and Neil Castles, General Manager Credit and Procurement Risk, are Directors

•	Sunshine Locos Pty Ltd, a controlled entity of QTC, of which Stephen Rochester is a Director

•	Sun Retail Pty Ltd to which Stephen Rochester was seconded (from QTC) as Chief Executive until the sale of Sun Retail Pty Ltd was concluded in February 2007

•	Local Government Infrastructure Services Pty Ltd (50% owned by QTC) of which Stephen Rochester is a Director and Neil Castles is the alternate Director

•	Queensland Lottery Corporation Pty Ltd of which Neil Castles is the Company Secretary

•	Islanders Board of Industry and Service of which Neil Castles is a Director

32. Dividends

QTC is required to pay dividends to the Queensland Government as the Treasurer shall determine from time to time. At 30 June 2007, no dividend (2006: nil) has been provided for in the accounts of QTC.

33. Events Subsequent To Balance Date

There are no matters or circumstances which have arisen since the end of the financial year that have significantly affected or may significantly affect the operations of QTC, the results of those operations or the state of affairs of QTC in future years.

2006-2007 ANNUAL REPORT 69

Certificate of the Queensland Treasury Corporation

The foregoing general purpose financial statements have been prepared pursuant to the provisions of the Financial Administration and Audit Act 1977 and other prescribed requirements.

We certify that in our opinion:

(i)	the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects, and

(ii)	the foregoing annual financial statements have been drawn up so as to present a true and fair view, in accordance with prescribed accounting standards, of the transactions of the Queensland Treasury Corporation for the period 1 July 2006 to 30 June 2007 and of the financial position as at the close of that year.

G P Bradley	SR Rochester
Queensland Treasury Corporation	Chief Executive

Brisbane
14 September 2007

70 QUEENSLAND TREASURY CORPORATION

Independent Auditor’s Report

to Queensland Treasury Corporation

Matters Relating to the Electronic

Presentation of the Audited Financial Report

The audit report relates to the financial report of Queensland Treasury Corporation for the financial year ended 30 June 2007 included on Queensland Treasury Corporation’s web site. The corporation sole is responsible for the integrity of the Queensland Treasury Corporation’s web site. We have not been engaged to report on the integrity of the Queensland Treasury Corporation’s web site. The audit report refers only to the statements named below. It does not provide an opinion on any other information which may have been hyperlinked to/from these statements. If users of the financial report are concerned with the inherent risks arising from electronic data communications they are advised to refer to the hard copy of the audited financial report, available from Queensland Treasury Corporation, to confirm the information included in the audited financial report presented on this web site.

These matters also relate to the presentation of the audited financial report in other electronic media including CD Rom.

Report on the Financial Report

I have audited the accompanying financial report of Queensland Treasury Corporation which comprises the balance sheet as at 30 June 2007, and the income statement, statement of changes in equity and cash flow statement for the year ended on that date, a summary of significant accounting policies, other explanatory notes and certificates given by the Under Treasurer – Queensland Treasury as the Corporation Sole and Chief Executive.

THE CORPORATION SOLE’S RESPONSIBILITY FOR THE FINANCIAL REPORT

The Corporation Sole is responsible for the preparation and fair presentation of the financial report in accordance with prescribed accounting requirements identified in the Financial Administration and Audit Act 1977 and the Financial Management Standard 1997, including compliance with applicable Australian Accounting Standards (including the Australian Accounting Interpretations). This responsibility includes establishing and maintaining internal controls relevant to the preparation and fair presentation of the financial report that is free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances.

AUDITOR’S RESPONSIBILITY

My responsibility is to express an opinion on the financial report based on the audit. The audit was conducted in accordance with Auditor-General of Queensland Auditing Standards, which incorporate the Australian Auditing Standards. These Auditing Standards require compliance with relevant ethical requirements relating to audit engagements and that the audit is planned and performed to obtain reasonable assurance whether the financial report is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial report. The procedures selected depend on the auditor’s judgement, including the assessment of risks of material misstatement in the financial report, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial report in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control, other than in expressing an opinion on compliance with prescribed requirements. An audit also includes evaluating the appropriateness of accounting policies and the reasonableness of accounting estimates made by the Corporation, as well as evaluating the overall presentation of the financial report including any mandatory financial reporting requirements as approved by the Treasurer for application in Queensland.

I believe that the audit evidence obtained is sufficient and appropriate to provide a basis for my audit opinion.

INDEPENDENCE

The Financial Administration and Audit Act 1977 promotes the independence of the Auditor-General and QAO authorised auditors. The Auditor-General is the auditor of all Queensland public sector entities and can only be removed by Parliament.

The Auditor-General may conduct an audit in any way considered appropriate and is not subject to direction by any person about the way in which audit powers are to be exercised. The Auditor-General has for the purposes of conducting an audit, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.

AUDITOR’S OPINION

In accordance with s.46G of the Financial Administration and Audit Act 1977 –

(a)	I have received all the information and explanations which I have required; and

(b)	in my opinion –

(i)	the prescribed requirements in respect of the establishment and keeping of accounts have been complied with in all material respects; and

(ii)	the financial report has been drawn up so as to present a true and fair view, in accordance with the prescribed accounting standards of the transactions of the Queensland Treasury Corporation for the financial year 1 July 2006 to 30 June 2007 and of the financial position as at the end of that year.

G G Poole FCPA Auditor-General of Queensland	Queensland Audit Office Brisbane

2006-2007 ANNUAL REPORT 71

Appendix A: Loans to customers

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2006 A$000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2007 A$000	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2006	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2007
BODIES WITHIN THE PUBLIC ACCOUNTS
Arts Queensland	9,543	13,997	N/A	N /A
CITEC	4,930	2,051	N/A	N /A
Corptech	354	—	0.96	—
Department of Communities	69	—	0.96	—
Department of Education, Training and the Arts	94,960	74,240	5.47	4.79
Department of Emergency Services	4,591	3,379	3.84	3.13
Department of Justice and Attorney General	94,010	86,330	N/A	4.96
Department of Local Government Planning Sport and Recreation	—	3,683	—	N /A
Department of Main Roads	862,694	986,575	9.41	N /A
Department of Public Works – Administrative Services	207,604	151,363	N/A	5.43
Department of Public Works – GoPrint	2,251	2,189	N/A	N /A
Department of Public Works – Q-Fleet	274,870	286,135	N/A	N /A
Department of State Development	158,916	147,073	8.34	7.35
Department of the Premier and Cabinet	28,727	27,294	N/A	N /A
Forestry Plantations Queensland	79,094	76,503	N/A	5.32
Monte Carlo Caravan Park Pty Ltd	655	493	3.75	2.75
Queensland Ambulance Service	3,191	2,205	3.04	2.04
Queensland Audit Office	242	50	1.21	0.21
Queensland Fire and Rescue Authority	4,879	4,228	7.74	7.22
Queensland Health	26,953	86,325	N/A	N /A
Queensland Transport	64,996	61,722	7.19	6.84
Queensland Treasury	—	972,166	—	N /A
Sales and Distribution Services	139	6,539	0.43	N /A
TOTAL	1,923,668	2,994,540

COOPERATIVE HOUSING SOCIETIES
Cooperative Housing Societies	8,475	4,951	N/A	N /A
TOTAL	8,475	4,951

GOVERNMENT OWNED CORPORATIONS
Cairns Port Authority	109,365	104,827	N/A	N /A
Central Queensland Port Authority	204,966	341,009	N/A	N /A
CS Energy Ltd	586,107	1,080,621	N/A	N /A
ENERGEX Limited	2,564,875	3,183,355	N/A	N /A
Ergon Energy Corporation Limited	2,143,440	2,479,336	N/A	N /A
Eungella Water Pipeline Pty Ltd	2,980	34,369	N/A	N /A
Gateway Investments Corporation Pty Ltd	304,222	314,711	N/A	N /A
Port of Brisbane Corporation	274,226	283,026	N/A	N /A
Ports Corporation of Queensland	—	107,786	—	N /A
Queensland Electricity Transmission Corporation Ltd (Powerlink)	1,642,072	1,953,763	N/A	N /A
Queensland Rail	4,587,232	4,550,007	N/A	N /A
Stanwell Corporation Limited	117,759	113,834	N/A	N /A
SunWater	87,891	231,458	N/A	N /A
Tarong Energy Corporation Limited	265,488	354,539	9.93	25.49
Townsville Port Authority	13,309	10,854	5.03	4.03
TOTAL	12,903,933	15,143,495

A1 QUEENSLAND TREASURY CORPORATION

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2006 A$ 000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2007 A$000	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2006	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2007
LOCAL GOVERNMENTS
Aramac Shire Council	38	30	4.41	3.42
Atherton Shire Council	1,031	746	4.33	3.75
Balonne Shire Council	3,481	3,008	10.07	9.42
Banana Shire Council	2,144	1,614	5.87	5.51
Barcaldine Shire Council	739	1,947	8.54	15.79
Barcoo Shire Council	647	314	3.08	3.35
Bauhinia Shire Council	310	281	11.63	10.59
Beaudesert Shire Council	13,851	11,821	8.47	7.88
Blackall Shire Council	1,147	972	8.36	7.68
Boonah Shire Council	3,426	3,887	15.75	13.02
Bowen Shire Council	8,563	6,756	5.56	4.89
Brisbane City Council	938,448	866,765	13.96	13.96
Bulloo Shire Council	478	1,923	2.11	8.59
Bundaberg City Council	14,747	19,544	3.83	5.93
Bungil Shire Council	2,304	2,472	7.18	8.12
Burdekin Shire Council	11,889	11,304	6.23	6.17
Burnett Shire Council	15,777	12,632	12.31	13.08
Caboolture Shire Council	19,117	16,401	7.47	6.72
Cairns City Council	71,921	61,495	5.96	7.23
Calliope Shire Council	3,995	9,843	12.71	16.84
Caloundra City Council	95,396	98,393	11.82	11.39
Caloundra/Maroochy Water Supply Board	32,468	32,567	17.51	16.81
Cambooya Shire Council	131	70	2.19	1.30
Cardwell Shire Council	10,863	8,779	12.89	13.65
Carpentaria Shire Council	1,730	2,210	10.48	7.86
Cherbourg Aboriginal Council	383	238	2.53	1.52
Chinchilla Shire Council	2,628	2,407	12.86	11.86
Clifton Shire Council	230	208	12.24	11.28
Cloncurry Shire Council	4,078	2,875	4.60	4.34
Cook Shire Council	3,736	3,454	18.08	17.02
Cooloola Shire Council	5,440	4,543	6.96	6.20
Crow’s Nest Shire Council	3,528	5,982	7.65	11.49
Dalby Town Council	—	1,460	—	14.89
Dalby Wambo Library Board	24	19	3.99	3.00
Dalby Wambo Salesyard Board	231	215	17.36	16.42
Dalrymple Shire Council	1,077	899	6.81	6.00
Diamantina Shire Council	1,194	1,085	12.03	11.09
Douglas Shire Council	6,245	4,329	2.21	2.86
Duaringa Shire Council	1,300	1,056	5.11	4.13
Eacham Shire Council	1,704	1,930	9.07	8.79
Emerald Shire Council	2,538	11,700	7.95	16.03
Emerald/Peak Downs Saleyards Board	191	166	7.05	6.06
Esk Shire Council	3,586	2,601	4.57	4.01
Etheridge Shire Council	546	503	14.40	13.46
Fitzroy Shire Council	2,649	1,711	7.76	9.43

2006-2007 ANNUAL REPORT A 2

Appendix A: Loans to customers (continued)

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2006 A$000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2007 A$000	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2006	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2007
Gatton Shire Council	4,000	3,172	6.14	5.54
Gayndah Shire Council	363	261	6.99	7.44
Gladstone Calliope Aerodrome Board	698	504	3.55	2.61
Gladstone City Council	18,544	19,869	9.97	11.77
Gold Coast City Council	404,014	628,871	9.19	N /A
Goondiwindi Town Council	1,985	1,372	4.24	3.73
Herberton Shire Council	127	62	1.89	0.89
Hervey Bay City Council	57,053	72,653	14.26	13.83
Hopevale Aboriginal Council	—	874	—	19.97
Inglewood Shire Council	95	77	5.56	4.71
Ipswich City Council	97,409	92,012	N/A	N /A
Isis Shire Council	9,056	8,855	17.87	17.12
Jericho Shire Council	105	29	1.32	0.32
Johnstone Shire Council	13,561	13,370	8.04	N /A
Jondaryan Shire Council	6,377	5,619	14.50	14.21
Kilcoy Shire Council	487	872	11.92	15.83
Kingaroy Shire Council	5,364	5,734	13.70	12.60
Kolan Shire Council	1,359	1,545	9.91	11.32
Laidley Shire Council	4,839	4,995	11.44	12.96
Livingstone Shire Council	28,703	30,858	12.90	12.33
Logan City Council	85,068	75,539	8.57	9.65
Longreach Shire Council	1,510	1,287	15.55	15.98
Mackay City Council	56,813	55,238	12.77	12.66
Mareeba Shire Council	9,008	7,256	7.44	7.02
Maroochy Shire Council	150,546	141,953	5.71	5.02
Maryborough City Council	16,409	14,775	13.62	12.95
McKinlay Shire Council	667	604	11.02	10.11
Mirani Shire Council	3,076	2,692	12.47	12.04
Miriam Vale Shire Council	3,542	3,039	12.42	12.28
Monto Shire Council	1,056	895	11.41	11.25
Mount Morgan Shire Council	715	1,248	14.65	16.75
Mount Isa City Council	3,851	2,943	3.95	2.95
Mundubbera Shire Council	25	500	0.52	9.92
Murgon Shire Council	59	28	1.83	0.82
Murweh Shire Council	2,728	2,491	12.80	11.84
Nanango Shire Council	1,387	1,278	15.67	14.82
Noosa Shire Council	41,170	49,750	11.00	11.35
Paroo Shire Council	2,717	2,453	17.90	17.63
Pine Rivers Shire Council	65,861	60,947	5.80	6.97
Pittsworth Shire Council	802	976	19.88	N /A
Redcliffe City Council	14,449	16,801	6.25	6.56
Redland Shire Council	121,320	129,369	9.96	10.77
Richmond Shire Council	13	14	2.81	1.84
Rockhampton City Council	48,662	51,301	11.50	11.27
Rockhampton District Saleyards Board	1,964	1,781	15.79	15.16
Roma Town Council	3,147	8,290	9.15	14.95
Roma-Bungil Showgrounds & Saleyards Board	405	334	5.33	4.33
Rosalie Shire Council	6,308	5,732	15.93	15.30

A 3 QUEENSLAND TREASURY CORPORATION

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2006 A$000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2007 A$000	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2006	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2007
Sarina Shire Council	6,826	5,390	4.39	3.40
Seisa Island Council	553	451	5.06	4.06
Stanthorpe Shire Council	1,680	2,939	12.96	17.13
Tiaro Shire Council	206	1,390	5.24	18.39
Toowoomba City Council	67,550	66,826	14.22	13.89
Torres Shire Council	2,272	2,043	9.81	8.83
Townsville City Council	10,744	64,370	7.47	15.75
Warwick Shire Council	7,029	11,226	14.05	13.43
Whitsunday Shire Council	24,585	19,392	7.04	12.36
Winton Shire Council	2,525	2,190	16.91	17.26
Wondai Shire Council	1,976	1,616	7.94	7.51
TOTAL	2,719,311	2,932,106

STATUTORY BODIES
DRAINAGE BOARDS
East Deeral Drainage Board	34	26	4.01	3.02
Eugun Bore Water Authority	280	239	6.45	5.44
Matthews Road Drainage Board	41	14	9.18	2.57
GRAMMAR SCHOOLS
Brisbane Girls’ Grammar School	26,652	23,808	12.78	12.18
Brisbane Grammar School	11,434	10,526	5.30	4.27
Ipswich Girls Grammar School	1,544	1,385	9.47	8.48
Ipswich Grammar School	3,901	3,422	7.68	6.69
Rockhampton Girls Grammar School	4,096	4,020	16.93	19.47
Rockhampton Grammar School	4,215	3,657	10.39	9.80
Toowoomba Grammar School	1,774	1,284	3.68	2.67
Townsville Grammar School	11,705	10,562	13.41	12.71
RIVER IMPROVEMENT TRUSTS
Pioneer River Improvement Trust	634	551	7.23	6.25
UNIVERSITIES
Griffith University	82,449	71,356	7.99	7.13
James Cook University	18,556	25,391	14.97	15.62
Sunshine Coast University	28,891	26,175	14.51	13.75
WATER BOARDS
Avondale Water Board	662	605	7.32	6.72
Fernlee Water Authority	—	75	—	14.10
Gladstone Area Water Board	113,180	106,784	N/A	N /A
Glamorgan Vale Water Board	127	106	8.67	8.18
Grevillea Water Board	6	—	0.98	—
Kelsey Creek Water Board	1,656	1,474	8.87	7.87
Merlwood Water Board	62	30	1.82	0.81
North Burdekin Water Board	647	349	2.07	1.07
Pioneer Valley Water Board	4,914	4,348	8.50	7.53
Riversdale Murray Valley Water Management Board	1,002	910	11.47	10.45
Six Mile Creek Water Board	64	45	3.11	2.10

2006-2007 ANNUAL REPORT A 4

Appendix A: Loans to customers (continued)

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2006 A$000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUNE 2007 A$000	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2006	AVERAGE EXPECTED TERM (YRS)* 30 JUNE 2007
WATER SUPPLY BOARDS
Bollon South Water Authority	873	803	13.47	12.47
Bollon West Water Authority	235	981	14.69	14.18
Ingie Water Authority	450	453	14.47	13.57
Townsville Thuringowa Water Supply Board	84,549	112,103	15.83	16.10
OTHER STATUTORY BODIES
Agricultural Colleges	3,949	2,704	3.41	2.61
Island Coordinating Council	752	671	14.00	13.42
Major Sports Facilities Authority	304,103	369,290	N/A	N /A
Mt Gravatt Showgrounds Trust	58	43	3.68	2.68
National Trust of Queensland	—	906	—	N /A
Queensland Art Gallery	35	—	0.34	—
Queensland Rural Adjustments Authority	5,764	4,777	5.55	4.53
Queensland Studies Authority	3,900	1,961	9.44	3.87
South Bank Corporation	34,718	36,235	N/A	N /A
State Library of Queensland	404	272	2.91	1.91
TOTAL	758,318	828,340

QUEENSLAND WATER ENTITIES
SEQ Water Facility	198,361	191,957	N/A	N /A
QLD Water Infrastructure Pty Ltd	—	294,308	—	N /A
Western Corridor Recycled Water Pty Ltd	—	283,852	—	N /A
TOTAL	198,361	770,117

SUNCORP-METWAY LIMITED
Suncorp Metway Facility	3,199	2,804	8.55	8.14
TOTAL	3,199	2,804

TOLLWAY COMPANY
Queensland Motorways Limited	932,371	1,249,534	N/A	N /A
TOTAL	932,371	1,249,534

QTC RELATED ENTITIES
DBCT Holdings Pty Ltd	372,896	333,012	N/A	N /A
TOTAL	372,896	333,012

OTHER BODIES
Agricultural Cooperative Societies	402	—	1.00	—
Aviation Australia Pty Ltd	3,004	2,725	N/A	13.46
Department of Education and the Arts – State Schools	255	149	2.57	1.81
Parents and Citizens Associations	7,520	7,236	6.41	6.25
TOTAL	11,180	10,110

GRAND TOTAL	19,831,712	24,269,009

Total Debt Outstanding includes Fixed Rate Loans, Operating Leases and Debenture Assets held by QTC (previously recorded as Investments).

The balance of customers’ offset deposits held in various pools is offset against customers’ debt outstanding.

Unsettled Operating Leases are not included.

*Average Expected Term	- only includes standard principal and interest accounts - ignores temporary funding and debt offset facility, and - is not applicable for any non-standard principal and interest accounts.

A 5 QUEENSLAND TREASURY CORPORATION

Appendix B: Partners in Financial Markets

30 June 2007

Actual dealer entities may vary depending on the facility and location of the dealer.

DOMESTICAND GLOBAL A $ BOND FACILITY DISTRIBUTION GROUP

AUSTRALIA AND NEW ZEALAND BANKING GROUP LTD	TELEPHONE

Domestic (Australia)	+61 2 9226 6706
Global (London)	+44 207 378 2378

ABN AMRO BANK NV	TELEPHONE

Domestic (Australia)	+61 2 8259 2200
Global (London)	+44 207 678 3887

CITIGROUP GLOBAL MARKETS AUSTRALIA LTD	TELEPHONE

Domestic (Australia)	+61 2 8225 6046
Global (London)	+44 207 986 9070

COMMONWEALTH BANK OF AUSTRALIA	TELEPHONE

Domestic (Australia)	+61 2 9235 0122
Global (London)	+44 207 329 6444

DEUTSCHE CAPITAL MARKETS AUSTRALIA[1]	TELEPHONE

Domestic (Australia)	+61 2 9258 1444
Global (London)	+44 207 547 1931

MACQUARIE BANK LTD	TELEPHONE

Domestic (Australia)	+61 2 8232 3333
Global (London)	+44 207 065 2100

NATIONAL AUSTRALIA BANK LTD	TELEPHONE

Domestic (Australia)	+61 2 9295 1166
Global (London)	+44 207 710 2916

ROYAL BANK OF CANADA	TELEPHONE

Domestic (Australia)	+61 2 9033 3222
Global (London)	+44 207 029 7056

TORONTO DOMINION BANK	TELEPHONE

Domestic (Australia)	+61 2 9619 8866
Global (London)	+44 207 653 4000

UBS AG2	TELEPHONE

Domestic (Australia)	+61 2 9324 2222
Global (London)	+44 207 567 4750

WESTPAC BANKING CORPORATION	TELEPHONE

Domestic (Australia)	+61 2 8204 2740
Global (London)	+44 207 621 7620

QTC TREASURY NOTE FACILITY DEALER PANEL

PANEL MEMBERS	TELEPHONE

Australia and New Zealand Banking Group Ltd	+61 7 3228 3034
Commonwealth Bank of Australia Ltd (Sydney)	+61 2 9221 4099
Deutsche Bank AG (Sydney)	+61 2 9258 1444
Macquarie Bank Ltd (Sydney)	+61 2 8232 3333
National Australia Bank Ltd (Sydney)	+61 2 9295 1133
Westpac Banking Corporation Ltd (Sydney)	+61 2 9283 4133

MULTICURRENCY US COMMERCIAL PAPER FACILITY DEALER PANEL

PANEL MEMBERS	TELEPHONE

Citigroup Global Markets Inc (New York)	+1 212 723 6252
Credit Suisse (New York)	+1 212 325 3358
Deutsche Bank Securities (New York)	+1 212 250 7179

MULTICURRENCY EURO COMMERCIAL PAPER FACILITY DEALER PANEL

PANEL MEMBERS	TELEPHONE

Barclays Bank Plc (London)	+44 207 623 2323
Citigroup International Plc (Hong Kong)[3]	+852 2501 2690
Deutsche Bank AG (London)	+65 6 883 0808
National Australia Bank Limited (Hong Kong & London)	+852 2526 5891
RBC Capital Markets (Hong Kong & London)	+44 207 653 4000
UBS Ltd (London)	+44 207 567 2477

MULTICURRENCY EURO MEDIUM-TERM NOTE FACILITY DEALER PANEL[4]

PANEL MEMBERS	TELEPHONE

Includes all Domestic and Global A$ Bond Facility
Distribution Group[5], and
Nomura International Plc (London)	+44 207 521 2000

MULTICURRENCY US MEDIUM-TERM NOTE FACILITY DEALER PANEL[6]

PANEL MEMBERS	TELEPHONE

ABN AMRO Incorporated (London)	+44 207 588 4079
Citigroup (New York)	+1 212 723 6175
Deutsche Bank Securities Inc (New York)[7]	+1 212 469 7500
RBC Capital Markets (New York)	+1 212 858 7380

[1]	Lead Manager – United States
[2]	Lead Manager – Europe
[3]	Lead Arranger
[4]	Reverse inquiry also permitted
[5]	Lead Arranger – UBS Ltd (London)
[6]	Reverse inquiry also permitted
[7]	Lead Arranger

2006-2007 ANNUAL REPORT B 1

Appendix B: Partners in Financial Markets

30 June 2007 (continued)

ISSUING AND PAYING AGENTS FOR QTC
	CONTACT	TELEPHONE	FACSIMILE
AUD TREASURY NOTES
Austraclear Services Ltd Sydney	Help Desk	1300 362 257	+61 2 9256 0456

AUD DOMESTIC BONDS
Computershare Investor Services Ltd	Markings /Transfers	+61 3 9415 5000 (EXT 5672)	+61 3 9473 2594

AUD GLOBAL BONDS
Deutsche Bank Trust Company Americas	Client Services	+1 615 835 2729	+1 615 835 2728
		+1 615 835 2727	+1 615 835 2730

EURO COMMERCIAL PAPER
Deutsche Bank AG, London	Client Services	+44 207 547 7608	+44 207 547 0580
+44 207 547 3665

USD COMMERCIAL PAPER
Deutsche Bank Trust Company Americas	Client Services	+1 908 608 3153	+1 732 578 4635

EURO MEDIUM-TERM NOTES
Deutsche Bank AG, London	Client Services	+44 207 547 7608	+44 207 547 0580
+44 207 547 3665

USD MEDIUM-TERM NOTES
Deutsche Bank Trust Company Americas	Client Services	+1 908 608 3153	+1 732 578 4635

B 2 QUEENSLAND TREASURY CORPORATION

Appendix C: Statutory Disclosure Statements

Overseas travel

QTC raises some of its capital requirements in offshore financial markets. From time to time, these markets are visited by Board directors and officers to transact business on behalf of QTC. All overseas travel is undertaken in accordance with the Overseas Travel Guidelines endorsed by Queensland Cabinet.

In the year under review, international travel included:

OFFICER	COUNTRY/S VISITED	PERIOD	PURPOSE OF VISIT
Portfolio Manager, Financial Markets	Japan, China, Germany, United Kingdom, United States of America	30 August– 10 September 2006	Participated in Deutsche Bank’s Annual International Investor Mission, which involved meetings with offshore central banks, policy authorities and leading international financial market figures, providing opportunities to develop a greater understanding and awareness of major factors (political, economic, credit and market) affecting investment fundamentals and world financial markets.

Deputy Premier and Treasurer, Deputy Premier’s Senior Policy Advisor, Under Treasurer, Chairman, Chief Executive, General Manager, Financial Markets	China, Japan, United Kingdom, Germany, Switzerland, United States of America	17–30 October 2006	Conducted QTC’s Global A$ Fixed Interest Distribution Group and Institutional Investor Relations Roadshow Program, involving meetings with QTC’s A$ Global Distribution Group and prime financial institutions, to promote Queensland’s fiscal and economic management and strengths, and QTC’s A$ Global Bonds and other funding facilities.

Senior Portfolio Manager	Japan	8–11 November 2006	Participated in Daiwa Securities SMBC Co Capital Markets Seminar which included representation from all of Australia’s semi-government authorities, and sovereign bond issuers from both Australia and other jurisdictions.

Senior Portfolio Manager, Financial Markets and Portfolio Manager, Financial Markets	Hong Kong, Singapore	11–17 February 2007	Conducted the annual performance and activities review of QTC’s Euro Commercial Paper Dealer Panel, to evaluate the banks’ performance and management of QTC’s Euro Commercial Paper Facility.

General Manager, Financial Markets and Portfolio Manager, Financial Markets	Japan, United Kingdom, United States of America	17–26 February 2007	Conducted the annual performance and activities review of QTC’s (offshore) Global Fixed Interest Distribution Group to evaluate the banks’ performance, strengths and their commitment and support for QTC’s A$ Global Bonds and other funding facilities.

Chief Financial Officer	New Zealand	21–23 March 2007	Attended the annual Australian State, and New Zealand, Central Financing Authorities’ Chief Financial Officers’ Conference to discuss general accounting issues, treasury management systems, strategic initiatives, business continuity management and performance benchmarking.

Portfolio Manager	Japan	15–22 April 2007	Participated in the Nomura Central Bankers Seminar involving presentations by senior Japanese government officials and Nomura market economists and analysts, on the current state of the Japanese economy and financial markets.

Chairman, Chief Executive	United States of America	3–9 May 2007	Hosted a QTC Institutional Investor presentation with the Queensland Premier, and conducted meetings with various financial institutions that are either current or potential investors in QTC’s Bond and Securities programs.

Deputy Premier and Treasurer, Deputy Premier’s Senior Policy Advisor, Under Treasurer, Chairman, Chief Executive, General Manager, Financial Markets	Hong Kong, Japan, United Kingdom, Switzerland, France, Poland, United States of America	17–30 June 2007	Conducted QTC’s Global A$ Fixed Interest Distribution Group and Institutional Investor Relations Roadshow Program, involving meetings with QTC’s A$ Global Distribution Group and prime financial institutions, to promote Queensland’s fiscal and economic management and strengths, and QTC’s A$ Global Bonds and other funding facilities.

2006-2007 ANNUAL REPORT C 1

Appendix C: Statutory Disclosure Statements (continued)

Public Sector Ethics Act Implementation Statement

QTC provides the following information pursuant to obligations under section 23 of the Public Sector Ethics Act 1994 (Qld) to report on action taken to comply with certain sections of the Act.

QTC employees are required to comply with QTC’s Code of Conduct for employees (which sets out the ethics principles and obligations under the Public Sector Ethics Act) as well the Code of Conduct established by the Australian Financial Markets Association, of which QTC is a member. Both codes are available electronically to employees through QTC’s in-house information management system. Copies of these codes can be inspected by contacting QTC’s Human Resources Team (see inside back cover for contact details).

Training is provided for new employees on ethical obligations as part of QTC’s induction process. QTC has recently provided training for staff about the importance of an ethical culture.

Public Records Act Implementation Statement

During the year, QTC also progressed compliance with the provisions of the Public Records Act 2002 and the implementation of Information Standard

40: Recordkeeping. The focus for QTC has been on the management of its hard copy records (since QTC has an existing electronic in-house information management system). QTC expects to complete the project (with respect to hard copy records) by the end of 2007 and anticipates achieving additional business benefit, through the efficient and effective management of corporate records.

Whistleblowers Protection Act 1994

Section 30(1) of the Whistleblowers Protection Act 1994 requires QTC to disclose, in its Annual Report, statistical information for the report period in respect of each type of information received about the number of disclosures received and the number of disclosures substantially verified.

During the year under review, QTC has not received, nor had to substantially verify, any disclosures.

C 2 QUEENSLAND TREASURY CORPORATION

Corporate Directory

Queensland Treasury Corporation

LEVEL 14, 61 MARY STREET, BRISBANE QUEENSLAND AUSTRALIA

GPO BOX 1096, BRISBANE QUEENSLAND AUSTRALIA 4001

TELEPHONE: +61 7 3842 4600

FACSIMILE: +61 7 3221 4122

INTERNET: www.qtc.qld.gov.au

Queensland Treasury Corporation’s annual and half-yearly reports are available on QTC’s website: www.qtc.qld.gov.au. If you would like a report posted to you, please call 61 7 3842 4600. If you would like to comment on our Annual Report, please visit our website and complete the feedback form, which can be downloaded from the home page.

EXECUTIVE

TELEPHONE: +61 7 3842 4611	FACSIMILE: +61 7 3210 0262

TEAMS

FINANCIAL MARKETS TELEPHONE: +61 7 3842 4789	FACSIMILE: +61 7 3221 2410

MARKET SUPPORT (SETTLEMENTS) TELEPHONE: +61 7 3842 4644	FACSIMILE: +61 7 3221 2486

STOCK REGISTRY SERVICES (COMPUTER SHARE) TELEPHONE: 1800 777 166	FACSIMILE: +61 3 9473 2531

GOVERNMENT DEPARTMENTS AND AGENCIES TELEPHONE: +61 7 3842 4715	FACSIMILE: +61 7 3211 3629

GOVERNMENT OWNED CORPORATIONS TELEPHONE: +61 7 3842 4715	FACSIMILE: +61 7 3211 3629

TREASURY SERVICES TELEPHONE: +61 7 3842 4715	FACSIMILE: +61 7 3211 3629

LOCAL GOVERNMENT AND REGIONAL QUEENSLAND TELEPHONE: +61 7 3842 4715	FACSIMILE: +61 7 3842 4958

LG INFRASTRUCTURE SERVICES TELEPHONE: +61 7 3842 4700

CUSTOMER SUPPORT (TRANSACTIONS) TELEPHONE: +61 7 3842 4650	FACSIMILE: +61 7 3221 2486

LEASING TELEPHONE: +61 7 3842 4648	FACSIMILE: +61 7 3842 4927

CORPORATE SERVICES TELEPHONE: +61 7 3842 4872	FACSIMILE: +61 7 3221 4122

CORPORATE ACCOUNTING TELEPHONE: +61 7 3842 4630	FACSIMILE: +61 7 3221 4122

LEGAL AND COMPLIANCE TELEPHONE: +61 7 3842 4739	FACSIMILE: +61 7 3236 9031

INFORMATION TECHNOLOGY TELEPHONE: +61 7 3842 4641	FACSIMILE: +61 7 3210 1198

HUMAN RESOURCES TELEPHONE: +61 7 3842 4612	FACSIMILE: +61 7 3210 2358

CORPORATE COMMUNICATION TELEPHONE: +61 7 3842 4685	FACSIMILE: +61 7 3211 3629

QUEENSLAND
TREASURY
CORPORATION

LEVEL 14, 61 MARY STREET
BRISBANE QUEENSLAND AUSTRALIA
GPO BOX 1096
BRISBANE QUEENSLAND AUSTRALIA 4001
T: +61 7 3842 4600 F: +61 7 3221 4122
WWW.QTC.QLD.GOV.AU

Queensland
Government